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TABLE OF CONTENTS Prospectus Supplement

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191522

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and we and the selling stockholder are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 24, 2014

P  R  O  S  P  E  C  T  U  S    S  U  P  P  L  E  M  E  N   T
(To Prospectus dated March 24, 2014)

5,554,545 Shares

PennyMac Financial Services, Inc.

Class A Common Stock

        All of the 5,554,545 shares of our Class A common stock to be sold in this public offering will be sold by the selling stockholder identified in this prospectus supplement. In addition, the selling stockholder has granted the underwriter a 30-day option to purchase from the selling stockholder, at the same public offering price less the same underwriting discount, up to 555,455 additional shares of our common stock. We will not receive any of the proceeds from this offering or the exercise by the underwriter of its option. This prospectus is a supplement to, and should be read together with, the accompanying prospectus, dated March 24, 2014.

        Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "PFSI." The last reported sale price of our Class A common stock on the NYSE on March 21, 2014 was $18.58 per share.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, and therefore have elected to comply with certain reduced public company reporting requirements.

        We are not a government-sponsored entity.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-8 of this prospectus supplement before buying shares of our Class A common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to the Selling Stockholder (before expenses)	$	$

        The underwriter will receive reimbursement for certain expenses in connection with this offering. See "Underwriting" beginning on page S-11 of this prospectus supplement.

        The underwriter expects to deliver the shares to purchasers on                        , 2014.

Citigroup

The date of this prospectus supplement is                        , 2014

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in, or incorporated by reference into, the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. As described in "Information Incorporated By Reference", this prospectus supplement incorporates by reference information contained in other documents that we have previously filed with the SEC, including without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on March 14, 2014.

        To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in the previously filed documents incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus relating to this offering that we provide to you. We and the selling stockholder have not, and the underwriter has not, authorized anyone to provide you with additional or different information and, if given, you should not rely on it. We and the selling stockholder are not, and the underwriter is not, making an offer to sell these securities or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless the context requires otherwise, the words "we," "us," "our" and "Company" refer to PennyMac Financial Services, Inc. and its subsidiaries taken as a whole. For purposes of this prospectus supplement, the term "stockholders" shall refer to the holders of our common stock.

        In this prospectus supplement, we refer to BlackRock Mortgage Ventures, LLC, together with its affiliates, as "BlackRock," and HC Partners LLC, formerly known as Highfields Capital Investments LLC, together with its affiliates, as "Highfields."

        Unless the context requires otherwise, references in this prospectus supplement to "PMT" collectively refer to PennyMac Mortgage Investment Trust, a mortgage "real estate investment trust" externally managed by PCM, and its operating subsidiaries.

        For investors outside the United States: We and the selling stockholder have not done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement outside of the United States.

 PROSPECTUS SUPPLEMENT SUMMARY

        The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from the prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before buying our common stock. You should carefully read this prospectus supplement and the accompanying prospectus, including the discussion under "Risk Factors" contained in our publicly available filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2013 and other reports we file under the Exchange Act and the documents incorporated by reference, which are described under "Information Incorporated By Reference" in this prospectus supplement.

The Company

        We are a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. residential mortgage loans and the management of investments related to the U.S. residential mortgage market. We were founded in 2008 by members of our executive leadership team and two strategic partners, BlackRock and Highfields. Since our founding we have pursued opportunities to acquire and manage residential mortgage loans and established what we believe to be a best-in-class mortgage platform. We have relied on the know-how of our management team and built a de novo operating platform to our specifications using industry-leading technology, processes and procedures to address the stringent requirements of residential mortgage lending and servicing in the post-financial crisis market. We believe that this approach has resulted in a specialized mortgage platform that is "legacy-free" and highly scalable to support the continued growth of our business.

        We conduct our business in two segments: mortgage banking and investment management. Our principal mortgage banking subsidiary, PennyMac Loan Services, LLC, or PLS, is a leading non-bank producer and servicer of mortgage loans in the United States. PLS is a seller/servicer for the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac, each of which is a government-sponsored entity, or GSE. It is also an approved issuer of securities guaranteed by the Government National Mortgage Association, or Ginnie Mae, a lender of the Federal Housing Administration, or FHA, a lender/servicer of the Veterans Administration, or VA, and a servicer for the Home Affordable Modification Program, or HAMP. PLS is licensed (or exempt or otherwise not required to be licensed) to originate residential mortgage loans in 47 states and the District of Columbia and to service loans in 50 states, the District of Columbia and the U.S. Virgin Islands.

        Our principal investment management subsidiary, PNMAC Capital Management, LLC, or PCM, is an SEC registered investment adviser. It manages PennyMac Mortgage Investment Trust, or PMT, a mortgage "real estate investment trust," or REIT, listed on the NYSE. PCM also manages PNMAC Mortgage Opportunity Fund, LLC and PNMAC Mortgage Opportunity Fund, LP, both registered under the Investment Company Act of 1940, an affiliate of these funds and PNMAC Mortgage Opportunity Fund Investors, LLC. We refer to these funds collectively as our "Investment Funds" and, together with PMT, as our "Advised Entities." Our Advised Entities have been some of the leading non-bank investors in distressed mortgage loans since 2008, investing in loans with approximately $7.4 billion of unpaid principal balances, or UPB. As of December 31, 2013, our Advised Entities had combined net assets of approximately $2.0 billion.

        We conduct some of our activities for our own account and some for our Advised Entities. We earn significant fee income and carried interest from the activities we conduct for our Advised Entities; such fees include investment management fees, incentive fees, subservicing fees for servicing loan portfolios and fulfillment fees for mortgage banking services provided to PMT in connection with our correspondent lending program. Our relationships with our Advised Entities also allow us to pursue some market opportunities with reduced capital intensity, with PLS and PCM providing operational expertise and our Advised Entities providing investment capital for mortgage-related assets.

Corporate and Other Information

        PNMAC was formed in Delaware in January 2008. PennyMac Financial Services, Inc. was formed in Delaware in December 2012. Our principal executive offices are located at 6101 Condor Drive in Moorpark, California and our telephone number is (818) 224-7442. Our website address is www.IR.PennyMacFinancial.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus supplement, and you should not consider it part of this prospectus supplement.

 THE OFFERING

Class A common stock to be offered by the selling stockholder	5,554,545 shares
Underwriter's option to purchase additional shares of Class A common stock from the selling stockholder	555,455
Class A common stock outstanding after giving effect to this offering	20,879,486 shares
Class A Units of PNMAC outstanding after giving effect to this offering	55,009,402 units held by the members of PNMAC other than PennyMac Financial Services, Inc. and 20,879,486 units held by PennyMac Financial Services, Inc.
Voting power held by holders of Class A common stock after giving effect to this offering	27.51% with the remaining voting power held by holders of our Class B common stock.
Voting rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Each holder of Class A Units of PNMAC, other than PennyMac Financial Services, Inc., holds one share of our Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to stockholders of PennyMac Financial Services, Inc. that is equal to the aggregate number of Class A Units of PNMAC held by such holder. See "Description of Capital Stock—Common Stock—Class B Common Stock" in the accompanying prospectus.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Exchange rights of holders of Class A Units of PNMAC

Pursuant to an exchange agreement that we have entered into with the owners of PNMAC other than us, those other owners may (subject to the terms of the exchange agreement) exchange their Class A Units of PNMAC for shares of Class A common stock of PennyMac Financial Services, Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of Class A Units of PNMAC owned by PennyMac Financial Services, Inc. As those other owners exchange Class A Units of PNMAC for shares of Class A common stock, the voting power afforded to them by their shares of Class B common stock will be automatically and correspondingly reduced.

Use of proceeds

We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholder. The selling stockholder will receive all of the net proceeds and bear all commissions and discounts, if any, from the sales of our Class A common stock offered by it pursuant to this prospectus supplement.

Dividend policy

Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial position, results of operations, liquidity and legal requirements.

Risk factors

See "Risk Factors" beginning on page S-8 and the other information included in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

NYSE symbol	"PFSI."

        Unless we specifically state otherwise, all information in this prospectus supplement:

  •
  reflects the 20,879,486 shares of Class A common stock and 75,888,888 Class A Units of PNMAC (including 20,879,486 Class A Units owned by PennyMac Financial Services, Inc.) outstanding as of March 21, 2014;

  •
  does not reflect options to purchase 414,349 shares of Class A common stock outstanding as of March 21, 2014, at a weighted average exercise price of $21.03 per share, none of which are currently vested or exercisable, or 584,661 outstanding restricted stock units as of March 21, 2014 to obtain up to 584,661 shares of Class A common stock, none of which are currently vested or exercisable;

  •
  does not reflect an additional 4,229,447 shares of Class A common stock that may be granted as of March 21, 2014 under the PennyMac Financial Services, Inc. 2013 Equity Incentive Plan, referred to in this prospectus supplement as our 2013 Equity Incentive Plan, which number represents the total number of additional shares currently authorized and reserved for issuance in connection with future awards that may be granted under this plan less the number of shares issuable under this plan in exchange for Class A Units of PNMAC held by our employees pursuant to the exchange agreement; and

  •
  does not reflect an additional 18,945,723 shares of Class A common stock issuable as of March 21, 2014 under our 2013 Equity Incentive Plan upon the exchange of Class A Units of PNMAC held by our employees pursuant to the exchange agreement.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus supplement contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward- looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under "Risk Factors" and include, among other things:

  •
  The continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate;

  •
  Lawsuits or governmental actions if we do not comply with the laws and regulations applicable to our businesses;

  •
  Current and future rules issued by the Consumer Finance Protection Bureau, or CFPB, and the enforcement thereof by the CFPB;

  •
  Changes in existing U.S. government-sponsored entities, their current roles or their guarantees or guidelines;

  •
  Changes to government mortgage modification programs;

  •
  The licensing and operational requirements of states and other jurisdictions applicable to our businesses, to which our bank competitors are not subject;

  •
  Foreclosure delays and changes in foreclosure practices;

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  Certain banking regulations that may limit our business activities;

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  Changes in macroeconomic and U.S. residential real estate market conditions;

  •
  Difficulties inherent in growing loan production volume;

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  Changes in prevailing interest rates;

  •
  Difficulties inherent in adjusting the size of our operations to reflect changes in business level;

  •
  Purchase opportunities for mortgage servicing rights, or MSRs, and our success in winning bids;

  •
  Increases in loan delinquencies and defaults;

  •
  Our reliance on PMT as a significant source of financing for, and revenue related to, our mortgage banking business;

  •
  Any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all;

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  Our obligation to indemnify third-party purchasers or repurchase loans if loans that we originate, acquire or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances;

  •
  Our obligation to indemnify PMT and the Investment Funds if our services fail to meet certain criteria or characteristics or under other circumstances;

  •
  Decreases in the historical returns on the assets that we select and manage for our clients, and our resulting management and incentive fees;

  •
  The extensive amount of regulation applicable to our investment management segment;

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  Conflicts of interest in allocating our services and investment opportunities among ourselves and our Advised Entities;

  •
  The potential damage to our reputation and adverse impact to our business resulting from the ongoing negative publicity focused on Countrywide Financial Corporation, given the former association of certain of our officers with that entity; and

  •
  Our recent rapid growth.

        These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

RISK FACTORS

        Investment in any securities offered pursuant to this prospectus supplement involves risks. You should carefully consider the specific risks set forth under "Risk Factors" in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 incorporated by reference herein, and all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. For more information, see "Information Incorporated by Reference."

 USE OF PROCEEDS

        The selling stockholder will receive all of the net proceeds from the sales of shares of Class A common stock offered by it pursuant to this prospectus supplement. We will not receive any proceeds from the sale of these shares of our Class A common stock, but we will bear the costs associated with this registration. The selling stockholder will bear any underwriting commissions and discounts attributable to its sale of shares of our Class A common stock.

SELLING STOCKHOLDER

        The following table sets forth information as of March 21, 2014 for the selling stockholder regarding beneficial ownership of shares of our Class A common stock and the number of shares of our Class A common stock that may be offered or sold pursuant to this prospectus supplement. The percentage of shares beneficially owned before the offering is based on the number of shares of our Class A common stock outstanding as of March 21, 2014. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholder and that the selling stockholder does not acquire any additional shares. Information in the table below with respect to beneficial ownership has been furnished by the selling stockholder.

        The selling stockholder has not had a material relationship with us or any of our subsidiaries within the past three years other than as a result of the ownership of our securities.

        As of March 21, 2014, there were 20,879,486 shares of our Class A common stock outstanding.

	Shares of Class A Common Stock Beneficially Owned Prior to This Offering				Shares of Class A Common Stock Beneficially Owned After This Offering(2)
Name	Number	%	% of Total Voting Power and Total Economic Interest in PNMAC(1)	Shares of Class A Common Stock Being Offered(2)	Number	%	% of Total Voting Power and Total Economic Interest in PNMAC(1)
Fidelity Investments Charitable Gift Fund 200 Seaport Boulevard, Z3B Boston, Massachusetts 02210	6,110,000	29.26%	8.05%	5,554,545	555,455	2.66%	0.73%

(1)
Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each holder of Class A Units of PNMAC other than us also holds one share of our Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As a holder exchanges Class A Units of PNMAC for shares of our Class A common stock pursuant to the exchange agreement, the voting power afforded to the holder by its share of Class B common stock will be automatically and correspondingly reduced. Total economic interest in PNMAC is calculated as the percentage of all outstanding Class A Units of PNMAC beneficially held by the stockholder, directly or indirectly through PennyMac Financial Services, Inc., assuming that each share of Class A common stock held is equivalent to one Class A Unit of PNMAC.

(2)
If the underwriter exercises in full its option, then the shares being offered will equal 6,110,000 and number and percent of Class A owned after this offering, as well as percent of voting power and total economic interest, will equal zero.

UNDERWRITING

        Citigroup Global Markets Inc. is acting as the sole book-running manager of the offering and the sole underwriter of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Citigroup Global Markets Inc. has agreed to purchase, and the selling stockholder has agreed to sell to Citigroup Global Markets Inc., a total of 5,554,545 shares of our Class A common stock.

        The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all the shares (other than those covered by the underwriter's option to purchase additional shares described below) if they purchase any of the shares.

        Shares sold by Citigroup Global Markets Inc. to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by Citigroup Global Markets Inc. to securities dealers may be sold at a discount from the initial public offering price not to exceed $            per share. If all the shares are not sold at the initial offering price, Citigroup Global Markets Inc. may change the offering price and the other selling terms.

        If Citigroup Global Markets Inc. sells more than 5,554,545 shares, the selling stockholder has granted to Citigroup Global Markets Inc. an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 555,455 additional shares at the public offering price less the underwriting discount. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        We, certain of our officers and directors, and the selling stockholder have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our Class A common stock. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        Shares of our Class A common stock are listed on the New York Stock Exchange under the symbol "PFSI."

        The following table shows the underwriting discounts and commissions that the selling stockholder is to pay to Citigroup Global Markets Inc. in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares.

Paid by Selling Stockholder
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We will pay all of the offering expenses incurred by us and by the selling stockholder in connection with the offering, other than the underwriting discounts and commissions, which will be paid by the selling stockholder. We have agreed to reimburse the underwriter for certain expenses in connection with this offering in an amount not to exceed $20,000. We estimate that the total expenses of this offering payable by us will be $            .

        In connection with the offering, Citigroup Global Markets Inc. may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriter's option to purchase additional shares, and stabilizing purchases.

  •
  Short sales involve secondary market sales by Citigroup Global Markets Inc. of a greater number of shares than they are required to purchase in the offering.

  (
  )  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriter's option to purchase additional shares.

  (
  )  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriter's option to purchase additional shares.

  •
  Covering transactions involve purchases of shares either pursuant to the underwriter's option to purchase additional shares or in the open market in order to cover short positions.

  (
  )  To close a naked short position, Citigroup Global Markets Inc. must purchase shares in the open market. A naked short position is more likely to be created if Citigroup Global Markets Inc. is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  (
  )  To close a covered short position, Citigroup Global Markets Inc. must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, Citigroup Global Markets Inc. will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriter's option to purchase additional shares.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by Citigroup Global Markets Inc. for their own account, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

Conflicts of Interest

        Citigroup Global Markets Inc. is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Citigroup Global Markets Inc. and its affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, Citigroup Global Markets Inc. and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

        Citigroup Global Markets Inc. and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Citibank, N.A., an affiliate of Citigroup Global Markets Inc., is a lender under a $150 million master repurchase agreement with PLS and Private National Mortgage Acceptance Company, LLC, as guarantor dated as of June 26, 2012. In addition, from time to time, we have facilitated the purchase of distressed whole loans from one or more affiliates of Citibank, N.A. for the investment portfolio of PMT and the Investment Funds. For example, in 2011 we managed the acquisition by PMT and the Investment Funds of $1.7 billion in distressed mortgage loans from or through one or more affiliates of Citibank, N.A. and in 2012 we managed the acquisition by PMT of $952.3 million in distressed mortgage loans from or through one or more affiliates of Citibank, N.A.

        Citibank, N.A., receives customary fees and commissions for these financing transactions. For more information, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements and Aggregate Contractual Obligations—Debt Obligations" in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus supplement.

        From time to time, we may make purchases of mortgage loans or servicing rights from, and sell loans that we have originated to, third parties in the future, which could include Citigroup Global Markets Inc. or its affiliates.

        We and the selling stockholder have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the shares of Class A Common Stock have not authorized and do not authorize the making of any offer of shares of Class A Common Stock through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the shares of Class A Common Stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the sellers or the underwriter.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus supplement nor any other offering material relating to the shares of Class A common stock described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of Class A common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares of Class A common stock has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares of Class A common stock to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares of Class A common stock may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares of Class A common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares of Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares of Class A common stock offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares of Class A common stock have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

        The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares of Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of Class A common stock.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with the Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and therein and has no responsibility for the prospectus supplement and the accompanying prospectus. The shares of Class A common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of Class A common stock offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the Class A common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  (a)
  you confirm and warrant that you are either:

  (i)
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

  (ii)
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  (iii)
  a person associated with the company under section 708(12) of the Corporations Act; or

  (iv)
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

  (b)
  you warrant and agree that you will not offer any of the Class A common stock for resale in Australia within 12 months of that Class A common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

LEGAL MATTERS

        The validity of the shares of Class A common stock offered hereby has been passed upon for us by Bingham McCutchen LLP, Costa Mesa, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, Menlo Park, California.

EXPERTS

        The consolidated financial statements of PennyMac Financial Services, Inc., as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the recapitalization and reorganization). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information from other documents that we have previously filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference the documents listed below, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 14, 2014; and

  •
  our Current Reports on Form 8-K filed with the SEC on January 3, 2014 (including Amendment No. 1 thereto, filed on March 21, 2014) and February 6, 2014.

        These documents may also be accessed on our website at www.IR.PennyMacFinancial.com. The information contained in, or accessible through, our website is not a part of this prospectus supplement.

        We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents, by writing us at the following address: PennyMac Financial Services, Inc., 6101 Condor Drive, Moorpark, CA 93021 or by telephoning us at (818) 224-7442.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules, and amendments) under the Securities Act with respect to the shares of Class A common stock offered by this prospectus supplement. This prospectus supplement does not contain all the information set forth in the registration statement. For further information about us and the shares of Class A common stock to be sold in this offering, you should refer to the registration statement. Statements contained in this prospectus supplement relating to the contents of any contract, agreement or other document are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, a copy of which has been filed as an exhibit to the registration statement. Whenever this prospectus supplement refers to any contract, agreement, or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement, or document.

        You may read and copy all or any portion of the registration statement or any annual, quarterly or special reports, proxy statements and other information that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Website (http://www.sec.gov).

PROSPECTUS

43,973,679 Shares

PennyMac Financial Services, Inc.

Class A Common Stock

        This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus or a supplement hereto of up to 43,973,679 shares of our Class A common stock, of which 36,063,679 shares are issuable upon the exchange of Class A Units of our subsidiary Private National Mortgage Acceptance Company, LLC, or PNMAC, and 7,910,000 shares are currently held by two of the selling stockholders.

        The selling stockholders may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled "Plan of Distribution" or in a supplement to this prospectus. Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares.

        We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

        Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "PFSI". The last reported sale price of our Class A common stock on the NYSE on March 21, 2014 was $18.58 per share.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, and therefore have elected to comply with certain reduced public company reporting requirements.

        We are not a government-sponsored entity.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 24, 2014

i

ABOUT THIS PROSPECTUS

        This prospectus is a part of a "shelf" registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a continuous registration process. Under this continuous registration process, the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under this shelf registration process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under "Where You Can Find More Information" and "Information Incorporated by Reference."

        Unless the context requires otherwise, the words "we," "us," "our" and "Company" refer to PennyMac Financial Services, Inc. and its subsidiaries taken as a whole. For purposes of this prospectus, the term "stockholders" shall refer to the holders of our common stock.

        In this prospectus, we refer to BlackRock Mortgage Ventures, LLC, together with its affiliates, as "BlackRock," and HC Partners LLC, formerly known as Highfields Capital Investments LLC, together with its affiliates, as "Highfields."

        Unless the context requires otherwise, references in this prospectus to "PMT" collectively refer to PennyMac Mortgage Investment Trust, a mortgage "real estate investment trust" externally managed by PCM, and its operating subsidiaries.

        You should rely only on the information contained in this prospectus or contained in any prospectus supplement or free writing prospectus filed with the Securities and Exchange Commission, or SEC. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any prospectus supplement or free writing prospectus filed with the SEC. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, these securities in any jurisdiction where such offer, sale or solicitation is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

 SUMMARY

Our Company:

        We are a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. residential mortgage loans and the management of investments related to the U.S. residential mortgage market. We were founded in 2008 by members of our executive leadership team and two strategic partners, BlackRock and Highfields. Since our founding we have pursued opportunities to acquire and manage residential mortgage loans and established what we believe to be a best-in-class mortgage platform. We have relied on the know-how of our management team and built a de novo operating platform to our specifications using industry-leading technology, processes and procedures to address the stringent requirements of residential mortgage lending and servicing in the post-financial crisis market. We believe that this approach has resulted in a specialized mortgage platform that is "legacy-free" and highly scalable to support the continued growth of our business.

        We conduct our business in two segments: mortgage banking and investment management. Our principal mortgage banking subsidiary, PennyMac Loan Services, LLC, or PLS, is a leading non-bank producer and servicer of mortgage loans in the United States. PLS is a seller/servicer for the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac, each of which is a government-sponsored entity, or GSE. It is also an approved issuer of securities guaranteed by the Government National Mortgage Association, or Ginnie Mae, a lender of the Federal Housing Administration, or FHA, a lender/servicer of the Veterans Administration, or VA, and a servicer for the Home Affordable Modification Program, or HAMP. PLS is licensed (or exempt or otherwise not required to be licensed) to originate residential mortgage loans in 47 states and the District of Columbia and to service loans in 49 states, the District of Columbia and the U.S. Virgin Islands.

        Our principal investment management subsidiary, PNMAC Capital Management, LLC, or PCM, is an SEC registered investment adviser. It manages PennyMac Mortgage Investment Trust, or PMT, a mortgage "real estate investment trust," or REIT, listed on the NYSE. PCM also manages PNMAC Mortgage Opportunity Fund, LLC and PNMAC Mortgage Opportunity Fund, LP, both registered under the Investment Company Act of 1940, an affiliate of these funds and PNMAC Mortgage Opportunity Fund Investors, LLC. We refer to these funds collectively as our "Investment Funds" and, together with PMT, as our "Advised Entities." Our Advised Entities have been some of the leading non-bank investors in distressed mortgage loans since 2008, investing in loans with approximately $7.4 billion of unpaid principal balances, or UPB. As of December 31, 2013, our Advised Entities had combined net assets of approximately $2.0 billion.

        We conduct some of our activities for our own account and some for our Advised Entities. We earn significant fee income and carried interest from the activities we conduct for our Advised Entities; such fees include investment management fees, incentive fees, subservicing fees for servicing loan portfolios and fulfillment fees for mortgage banking services provided to PMT in connection with our correspondent lending program. Our relationships with our Advised Entities also allow us to pursue some market opportunities with reduced capital intensity, with PLS and PCM providing operational expertise and our Advised Entities providing investment capital for mortgage-related assets.

  Corporate and Other Information:

        PNMAC was formed in Delaware in January 2008. PennyMac Financial Services, Inc. was formed in Delaware in December 2012. Our principal executive offices are located at 6101 Condor Drive in Moorpark, California and our telephone number is (818) 224-7442. Our website address is www.IR.PennyMacFinancial.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the initial public offering of our Class A common stock on May 9, 2013, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 in this prospectus as the "JOBS Act," and references in this prospectus to "emerging growth company" shall have the meaning ascribed to it in the JOBS Act.

 THE OFFERING

Class A common stock to be offered by the selling stockholders	Up to 43,973,679 shares, of which 36,063,679 shares are issuable by us to the selling stockholders upon the exchange of Class A Units of PNMAC on a one-for-one basis (subject to the customary conversion rate adjustments described below).
Class A common stock outstanding after giving effect to this offering	56,943,165 shares, assuming the exchange of 36,063,679 Class A Units of PNMAC for an equivalent number of shares of our Class A common stock.
Class A Units of PNMAC outstanding after giving effect to this offering

18,945,723 units held by the members of PNMAC other than PennyMac Financial Services, Inc. and 56,943,165 units held by PennyMac Financial Services, Inc., assuming the exchange of
36,063,679 Class A Units of PNMAC for an equivalent number of shares of our Class A common stock.

Voting power held by holders of Class A common stock after giving effect to this offering

75.03%, assuming the exchange of 36,063,679 Class A Units of PNMAC for an equivalent number of shares of our Class A common stock. The remaining voting power is held by holders of our Class B common stock.

Voting rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Each holder of Class A Units of PNMAC, other than PennyMac Financial Services, Inc., holds one share of our Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to stockholders of PennyMac Financial Services, Inc. that is equal to the aggregate number of Class A Units of PNMAC held by such holder. See "Description of Capital Stock—Common Stock— Class B Common Stock."

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Exchange rights of holders of Class A Units of PNMAC

Pursuant to an exchange agreement that we have entered into with the owners of PNMAC other than us, those other owners may (subject to the terms of the exchange agreement) exchange their Class A Units of PNMAC for shares of Class A common stock of PennyMac Financial Services, Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of Class A Units of PNMAC owned by PennyMac Financial Services, Inc. As those other owners exchange Class A Units of PNMAC for shares of Class A common stock, the voting power afforded to them by their shares of Class B common stock will be automatically and correspondingly reduced.

We have also entered into a tax receivable agreement with certain of the owners of PNMAC other than us that will provide for the payment by PennyMac Financial Services, Inc. to those other owners of 85% of the tax benefits, if any, that PennyMac Financial Services, Inc. is deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges of Class A Units of PNMAC and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Use of proceeds

We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds and bear all commissions and discounts, if any, from the sales of our Class A common stock offered by them pursuant to this prospectus.

Dividend policy

Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial position, results of operations, liquidity and legal requirements.

Risk factors

See "Risk Factors" beginning on page 7 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

NYSE symbol	"PFSI."

        Unless we specifically state otherwise, all information in this prospectus:

  •
  reflects the 20,879,486 shares of Class A common stock and 75,888,888 Class A Units of PNMAC (including 20,879,486 Class A Units owned by PennyMac Financial Services, Inc.) outstanding as of March 12, 2014;

  •
  does not reflect options to purchase 414,349 shares of Class A common stock outstanding as of March 12, 2014, at a weighted average exercise price of $21.03 per share, none of which are currently vested or exercisable, or 584,661 outstanding restricted stock units as of March 12, 2014 to obtain up to 584,661 shares of Class A common stock, none of which are currently vested or exercisable;

  •
  does not reflect an additional 4,229,447 shares of Class A common stock that may be granted as of March 12, 2014 under the PennyMac Financial Services, Inc. 2013 Equity Incentive Plan, referred to in this prospectus as our 2013 Equity Incentive Plan, which number represents the total number of additional shares currently authorized and reserved for issuance in connection with future awards that may be granted under this plan less the number of shares issuable under this plan in exchange for Class A Units of PNMAC held by our employees pursuant to the exchange agreement; and

  •
  does not reflect an additional 18,945,723 shares of Class A common stock issuable as of March 12, 2014 under our 2013 Equity Incentive Plan upon the exchange of Class A Units of PNMAC held by our employees pursuant to the exchange agreement.

RISK FACTORS

        Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the specific risks set forth under "Risk Factors" in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 incorporated by reference herein, and all of the other information contained or incorporated by reference in this prospectus, before making an investment decision. For more information, see "Information Incorporated by Reference."

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward- looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under "Risk Factors" and include, among other things:

  •
  The continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate;

  •
  Lawsuits or governmental actions if we do not comply with the laws and regulations applicable to our businesses;

  •
  The creation of the Consumer Finance Protection Bureau, or CFPB, its recently issued and future rules and the enforcement thereof by the CFPB;

  •
  Changes in existing U.S. government-sponsored entities, their current roles or their guarantees or guidelines;

  •
  Changes to government mortgage modification programs;

  •
  The licensing and operational requirements of states and other jurisdictions applicable to our businesses, to which our bank competitors are not subject;

  •
  Foreclosure delays and changes in foreclosure practices;

  •
  Certain banking regulations that may limit our business activities;

  •
  Changes in macroeconomic and U.S. residential real estate market conditions;

  •
  Difficulties inherent in growing loan production volume;

  •
  Changes in prevailing interest rates;

  •
  Difficulties inherent in adjusting the size of our operations to reflect changes in business level;

  •
  Purchase opportunities for mortgage servicing rights, or MSRs, and our success in winning bids;

  •
  Increases in loan delinquencies and defaults;

  •
  Our reliance on PMT as a significant source of financing for, and revenue related to, our mortgage banking business;

  •
  Any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all;

  •
  Our obligation to indemnify third-party purchasers or repurchase loans if loans that we originate, acquire or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances;

  •
  Our obligation to indemnify PMT and the Investment Funds if our services fail to meet certain criteria or characteristics or under other circumstances;

  •
  Decreases in the historical returns on the assets that we select and manage for our clients, and our resulting management and incentive fees;

  •
  The extensive amount of regulation applicable to our investment management segment;

  •
  Conflicts of interest in allocating our services and investment opportunities among ourselves and our Advised Entities;

  •
  The potential damage to our reputation and adverse impact to our business resulting from the ongoing negative publicity focused on Countrywide Financial Corporation, given the former association of certain of our officers with that entity; and

  •
  Our recent rapid growth.

        These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

 MARKET DATA

        This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

        Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

ORGANIZATIONAL STRUCTURE

        The diagram below depicts our organizational structure as of March 14, 2014 and without giving effect to any exchanges by the selling stockholders and subsequent sales of shares of Class A common stock in this offering.

        PennyMac Financial Services, Inc. is the sole managing member of PNMAC and, through PNMAC and its subsidiaries, operates our business. Accordingly, although PennyMac Financial Services, Inc. currently has a minority economic interest in PNMAC, PennyMac Financial Services, Inc. has 100% of the voting power and controls the management of PNMAC, subject to certain exceptions. See "Certain Relationships and Related Party Transactions—PNMAC Limited Liability Company Agreement."

(1)
Excluding Fidelity Investments Charitable Gift Fund, which has exchanged all of its Class A Units for shares of Class A common stock.

Reorganization and Recapitalization

        Prior to, and in connection with, the initial public offering of our Class A common stock, the limited liability company agreement of PNMAC was amended and restated to, among other things, modify the capital structure of PNMAC by converting all existing classes of limited liability company units into Class A Units. The allocation of Class A Units among our then-existing owners was determined pursuant to the distribution provisions of the limited liability company agreement of PNMAC prior to that amendment and restatement based upon the liquidation value of PNMAC, assuming that it was liquidated at the time of our initial public offering with a value implied by the $18.00 per share price of the shares of Class A common stock sold in our initial public offering. Immediately following this reorganization but prior to the completion of our initial public offering, there were 63,111,111 Class A Units issued and outstanding.

        Upon the completion of our initial public offering, PennyMac Financial Services, Inc. purchased 12,777,777 newly issued Class A Units from PNMAC at a purchase price per unit equal to the initial public offering price per share of our Class A common stock less the underwriting discount per share. This number of newly issued Class A Units equaled the number of shares of Class A common stock sold in our initial public offering and the price paid by PennyMac Financial Services, Inc. for the purchase of those Class A Units constituted the entire amount of net proceeds that it received from our initial public offering.

        We refer to the foregoing transactions, collectively, as the "Recapitalization."

        Following our initial public offering of our Class A common stock, the selling stockholders retained their equity ownership in PNMAC, an entity that is intended to be classified as a partnership for United States federal income tax purposes (and not as an association, taxable mortgage pool or publicly traded partnership, each of which could be taxable as a corporation), in the form of Class A Units of PNMAC. Investors in this offering will, by contrast, hold their equity ownership in PennyMac Financial Services, Inc., a Delaware corporation that is a domestic corporation for United States federal income tax purposes, in the form of shares of Class A common stock. We believe that the selling stockholders generally find it advantageous to hold their equity interests in an entity that is not taxable as a corporation for United States federal income tax purposes. The selling stockholders and PennyMac Financial Services, Inc. currently incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of PNMAC. We do not believe that our organizational structure gives rise to any significant benefit or detriment to our business or operations.

        We have entered into an exchange agreement with the owners of PNMAC other than us. Under the exchange agreement, the other owners of PNMAC (and certain permitted transferees thereof) may elect or, under certain circumstances, are obligated (subject to the terms of the exchange agreement) to exchange their Class A Units of PNMAC for shares of Class A common stock of PennyMac Financial Services, Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of Class A Units of PNMAC owned by PennyMac Financial Services, Inc. As a holder exchanges its Class A Units of PNMAC, PennyMac Financial Services, Inc.'s interest in PNMAC is correspondingly increased. See "Certain Relationships and Related Party Transactions—Exchange Agreement."

        These exchanges are expected to result in increases in the tax basis of the assets of PNMAC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that PennyMac Financial Services, Inc. would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. We have entered into a tax receivable agreement with the owners of PNMAC other than us that will provide for the payment by PennyMac Financial Services, Inc. to those owners of 85% of the amount of the benefits, if any, that

PennyMac Financial Services, Inc. is deemed to realize as a result of (i) increases in tax basis resulting from exchanges of Class A Units of PNMAC and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PennyMac Financial Services, Inc. and not of PNMAC. PennyMac Financial Services, Inc. and its stockholders will retain the remaining 15% of the those tax benefits that PennyMac Financial Services, Inc. is deemed to realize.

        All owners of PNMAC other than PennyMac Financial Services, Inc. also hold shares of Class B common stock of PennyMac Financial Services, Inc. Although these shares have no economic rights, they allow those owners of PNMAC to exercise voting power at PennyMac Financial Services, Inc., the managing member of PNMAC, at a level that is consistent with their overall equity ownership of our business. Under our certificate of incorporation , each holder of Class B common stock is entitled, without regard to the number of shares of Class B common stock held by that holder, to one vote for each Class A Unit of PNMAC held by such holder. Accordingly, as the selling stockholders and other owners of PNMAC exchange Class A Units of PNMAC for shares of Class A common stock of PennyMac Financial Services, Inc. pursuant to the exchange agreement, the voting power afforded to them by their shares of Class B common stock is automatically and correspondingly reduced.

        PennyMac Financial Services, Inc. is a holding company, and its sole material asset is its equity interest in PNMAC. As the sole managing member of PNMAC, PennyMac Financial Services, Inc. will operate and control all of the business and affairs of PNMAC and, through PNMAC and its subsidiaries, conduct our business.

        We consolidate the financial results of PNMAC and its subsidiaries, and the ownership interest of the other members of PNMAC are reflected as a non-controlling interest in PennyMac Financial Services, Inc.'s consolidated financial statements.

        Pursuant to the limited liability company agreement of PNMAC, PennyMac Financial Services, Inc. has the right to determine when distributions will be made to the members of PNMAC and the amount of any such distributions, other than with respect to tax distributions as described below. If PennyMac Financial Services, Inc. authorizes a distribution, such distribution will be made to the members of PNMAC, including PennyMac Financial Services, Inc., pro rata in accordance with the percentages of their respective limited liability company interests.

        The holders of limited liability company interests in PNMAC, including PennyMac Financial Services, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of PNMAC. The limited liability company agreement provides for quarterly cash distributions to the holders of limited liability company interests of PNMAC if PennyMac Financial Services, Inc. determines that the taxable income of PNMAC will give rise to taxable income for its members. In accordance with the limited liability company agreement, we are required to cause PNMAC to make quarterly cash distributions to the holders of limited liability company interests of PNMAC for purposes of funding their tax obligations in respect of the income of PNMAC that is allocated to them. Generally, these tax distributions will be computed based on the taxable income of PNMAC multiplied by an assumed tax rate determined by us.

USE OF PROCEEDS

        The selling stockholders will receive all of the net proceeds from the sales of shares of Class A common stock offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of these shares of our Class A common stock, but we will bear the costs associated with this registration. The selling stockholders will bear any underwriting commissions and discounts attributable to their sale of shares of our Class A common stock.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2013 present our consolidated results of operations giving pro forma effect to the Recapitalization described under "Organizational Structure" and the acquisition of PennyMac Financial Services, Inc. Class A common shares initial public offering of our Class A common stock as if such transactions occurred on January 1, 2013. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of PennyMac Financial Services, Inc.

        Any potential future exchanges of PNMAC units for our Class A common shares have not been presented herein to reflect a pro forma basis impact on the historical financial information of PennyMac Financial Services, Inc. for the the year ended December 31, 2013 because such exchanges are not currently probable of occurring. The unaudited pro forma consolidated financial information should be read together with "Organizational Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus or in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 incorporated by reference herein.

        The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations of PennyMac Financial Services, Inc. that would have occurred had we operated as a public company during the entire period presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial position had the Recapitalization described under "Organizational Structure" and the use of the net proceeds from our initial public offering or the potential future exchanges occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date.

        The pro forma adjustments principally give effect to:

  •
  the purchase by PennyMac Financial Services, Inc. of 12,777,777 Class A Units of PNMAC in our initial public offering as if it occurred on January 1, 2013.

  •
  A provision for corporate income taxes on the income attributable to PennyMac Financial Services, Inc. at an effective rate of 42%, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

PENNYMAC FINANCIAL SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2013

	PennyMac Financial Services, Inc. Actual	Pro Forma Adjustments(1)	PennyMac Financial Services, Inc. Pro Forma
		(in thousands)
Revenue
Net gains on mortgage loans held for sale at fair value	$138,013		$138,013
Loan origination fees	23,575		23,575
Fulfillment fees from PennyMac Mortgage Investment Trust	79,712		79,712
Net servicing income fees:
Loan servicing fees
From non-affiliates	61,523		61,523
From PennyMac Mortgage Investment Trust	39,413		39,413
From Investment Funds	7,799		7,799
Mortgage servicing rebate (to) from Investment Funds	(700)		(700)
Ancillary and other fees	11,426		11,426

	119,461		119,461
Amortization, impairment and change in estimated fair value of mortgage servicing rights	(29,451)		(29,451)

Net loan servicing income	90,010		90,010

Management fees:
From PennyMac Mortgage Investment Trust	32,410		32,410
From Investment Funds	7,920		7,920

	40,330		40,330

Carried Interest from Investment Funds	13,419		13,419
Net interest expense:
Interest income	15,632		15,632
Interest expense:	16,673		16,673

	(1,041)		(1,041)

Change in fair value of investment in and dividend from PennyMac Mortgage Investment Trust	41		41
Other	2,500		2,500

Total net revenue	386,559		386,559

Expenses
Compensation	148,576		148,576
Other	55,857		55,857

Total expenses	204,433		204,433

Income before provision for income taxes	182,126		182,126
Provision for income taxes (2)	9,961	5,431	15,392

Pro forma net income attributable to the controlling and non-controlling interest(3)	172,165	(5,431)	166,734
Less: Net income attributable to non-controlling interest(1)	157,765	12,931	144,834

Net income attributable to PennyMac Financial Services, Inc. stockholders	$14,400	7,500	$21,900

Earnings per share:
Basic(3)	$0.83		$1.39
Diluted(4)	$0.82		$1.39
Weighted average shares outstanding:
Basic(3)	17,311		15,733
Diluted(4)	75,892		75,888

(1)
As described in "Organizational Structure," PennyMac Financial Services, Inc. is the sole managing member of PNMAC. PennyMac Financial Services, Inc. initially owned 16.8% of the economic interest in PNMAC, but has 100% of the voting power and control the management of PNMAC. Immediately following our initial public offering, the non-controlling interest was 83.2%. As of December 31, 2013 the PennyMac Financial Services, Inc. ownership interest in PNMAC

PENNYMAC FINANCIAL SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2013

  increased to 27.5% based on a series of executed exchanges of PNMAC LLC units for Class A Common Shares of PennyMac Financial Services, Inc.

(2)
PennyMac Financial Services, Inc. is subject to U.S. federal income taxes, in addition to state and local taxes, with respect to our allocable share of any net taxable income of PNMAC, which will result in higher income taxes. As a result, the pro forma statements of income reflect an adjustment to our provision for corporate income taxes to reflect an effective rate of 42.0%, which includes provision for U.S. federal income taxes and uses our estimate of the weighted average statutory rates apportioned to each state and local jurisdiction.

(3)
The shares of Class B common stock of PennyMac Financial Services, Inc. do not share in PennyMac Financial Services, Inc. earnings and are therefore not allocated any net income attributable to the controlling and non-controlling interests. As a result, the shares of Class B common stock are not considered participating securities and are therefore not included in the weighted average shares outstanding for purposes of computing net income available per share.

(4)
For purposes of applying the as-if converted method for calculating diluted earnings per share, we assumed an exchange of Class A Units for Class A common stock. Such exchange is affected by the allocation of income or loss associated with the exchange of Class A Units for Class A common stock and accordingly the effect of such exchange has been included for calculating diluted pro forma net income (loss) available to Class A common stock per share. Giving effect to the exchange of all Class A Units for shares of Class A common stock and dilutive unvested stock based compensation awards consisting of Class A Units, diluted pro forma net income (loss) available to Class A common stock per share would be computed as follows:

Pro forma income before income taxes	$182,126
Adjusted pro forma income taxes	76,493	(a)

Adjusted pro forma net income	$105,633	(b)

Weighted average shares of Class A common stock outstanding (assuming the exchange of all New Holdings Units for shares of Class A common stock)	75,888,888	(c)

Pro forma diluted net income (loss) available to Class A common stock per share	$1.39

(a)
Represents the implied provision for income taxes assuming the full exchange of all Class A Units of PNMAC for shares of Class A common stock of PennyMac Financial Services, Inc. using the same method applied in calculating pro forma tax provision.

(b)
Assumes elimination of all non-controlling interest due to the assumed exchange of all Class A Units of PNMAC for shares of Class A common stock of PennyMac Financial Services, Inc. as of the beginning of the period (January 1, 2013).

(c)
The unvested units are converted to Class A Units based on the treasury stock method and an as-if converted method is used to give effect to the exchange agreement for the diluted weighted average share calculation.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth the names, ages and positions of our directors and executive officers:

Name	Age	Position Held with the Company
Stanford L. Kurland	61	Chairman of the Board and Chief Executive Officer
David A. Spector	50	Director, President and Chief Operating Officer
Steve Bailey	52	Chief Mortgage Operations Officer
Andrew S. Chang	36	Chief Business Development Officer
Vandad Fartaj	39	Chief Capital Markets Officer
Jeffrey P. Grogin	53	Chief Administrative and Legal Officer and Secretary
Doug Jones	57	Chief Correspondent Lending Officer
Anne D. McCallion	59	Chief Financial Officer
Daniel S. Perotti	33	Chief Asset and Liability Management Officer
David M. Walker	58	Chief Credit and Enterprise Risk Officer
Matthew Botein	40	Director
James K. Hunt	62	Director
Joseph Mazzella	61	Director
Farhad Nanji	35	Director
John Taylor	63	Director
Mark Wiedman	42	Director
Emily Youssouf	62	Director

Executive Officers

        Stanford L. Kurland.    Mr. Kurland has been our chairman of the board and Chief Executive Officer since our formation and has been the chairman and Chief Executive Officer of PNMAC since its formation in January 2008. In addition, Mr. Kurland has been the chairman of the board of PMT since July 2009, the chairman of PCM since March 2008, and the chairman of PLS since its formation in February 2008. Prior to our formation, Mr. Kurland served as a director and, from January 1979 to September 2006, held several executive positions, including president, chief financial officer and chief operating officer, at Countrywide Financial Corporation, or Countrywide, a diversified financial services company. Mr. Kurland holds a BS from California State University, Northridge. We believe Mr. Kurland is qualified to serve on our board of directors because of his experience as our Chief Executive Officer and as an accomplished financial services executive with more than 30 years of experience in the mortgage banking arena.

        David A. Spector.    Mr. Spector has been a member of our board of directors and has been our President and Chief Operating Officer since our formation. Mr. Spector also has been President and Chief Investment Officer of PNMAC since January 2008. In addition, Mr. Spector has been a member of the Board of Trustees of PMT since May 2009 and chairman of the board of directors of both PNMAC Mortgage Opportunity Fund, LP and PNMAC Mortgage Opportunity Fund, LLC since May 2008. Prior to joining our Company, Mr. Spector was co-head of global residential mortgages for Morgan Stanley, a global financial services firm, based in London. Before joining Morgan Stanley in September 2006, Mr. Spector was the senior managing director, secondary marketing, at Countrywide, where he was employed from May 1990 to August 2006. Mr. Spector holds a BA from the University of California, Los Angeles. We believe Mr. Spector is qualified to serve on our board of directors because of his experience as our President and Chief Operating Officer and as an experienced executive with broad mortgage banking expertise in portfolio investments, interest rate and credit risk management, and capital markets activity that includes pricing, trading and hedging.

        Steve Bailey.    Mr. Bailey has been our Chief Mortgage Operations Officer since November 2013 and, prior thereto, served as our Chief Servicing Officer from our formation. Mr. Bailey also has served as Chief Servicing Officer of PNMAC since April 2010. Mr. Bailey is responsible for directing our loan servicing and retail origination operations, including the implementation of the methods and programs directed at improving the value of acquired loans, as well as setting and managing performance goals for all aspects of the servicing and loan administration functions. Prior to joining PNMAC, Mr. Bailey served in a variety of executive and leadership positions within Countrywide (and Bank of America Corporation, as its successor) from May 1985 until February 2010. Mr. Bailey is a seasoned mortgage executive with deep experience in loan servicing and administration.

        Andrew S. Chang.    Mr. Chang has been our Chief Business Development Officer since our formation. Mr. Chang also has served as Chief Business Development Officer of PNMAC since May 2009. Mr. Chang was formerly the Chief Fund Administration Officer of PNMAC from January 2008 to May 2009. Mr. Chang is responsible for our corporate development, portfolio acquisitions, and investor relations activities. Prior to joining PNMAC, from June 2005 to May 2008, Mr. Chang was a director at BlackRock, Inc., a global investment manager, and a senior member in its advisory services practice, specializing in financial strategy and risk management for banks and mortgage companies. Mr. Chang is an experienced financial services executive with strong backgrounds in corporate finance and mortgage banking.

        Vandad Fartaj.    Mr. Fartaj has been our Chief Capital Markets Officer since our formation. Mr. Fartaj also has served as the Chief Capital Markets Officer of PNMAC since March 2010. Mr. Fartaj previously served as Managing Director, Capital Markets at PNMAC from April 2008 to March 2010. Mr. Fartaj is responsible for all capital markets and investment-related activities, including asset valuation, trading, hedging, secondary marketing, and risk management. Prior to joining PNMAC, he was employed in a variety of positions, including vice president, whole loan trading, at Countrywide Securities Corporation, a broker-dealer, where he was employed from November 1999 to April 2008. Mr. Fartaj has substantial experience in the capital markets, mortgage-related investments, and interest rate risk and credit risk management.

        Jeffrey P. Grogin.    Mr. Grogin has been our Chief Administrative and Legal Officer and Secretary since our formation. Mr. Grogin also has served as the Chief Administrative and Legal Officer and Secretary of PNMAC from its formation. Mr. Grogin is responsible for overseeing our legal management and affairs, administration and human resources. Mr. Grogin is an owner of Snood, LLC, a computer games publisher, where he has served as president since 1999. Mr. Grogin has significant experience in real estate, mergers and acquisitions, securities, and mortgage banking law.

        Doug Jones.    Mr. Jones has been our Chief Correspondent Lending Officer since our formation. Mr. Jones also has been the Chief Correspondent Lending Officer of PNMAC since June 2011. Mr. Jones is responsible for all business activities and production within our correspondent lending segment. Prior to joining PNMAC, Mr. Jones was the senior managing director, correspondent lending at Countrywide (and Bank of America Corporation, as its successor) from 1997 until 2011, where he was responsible for managing and overseeing Countrywide Financial Corporation's correspondent and warehouse lending operations. Mr. Jones is an experienced mortgage banking executive with significant experience in the correspondent lending and warehouse lending businesses.

        Anne D. McCallion.    Ms. McCallion has been our Chief Financial Officer since our formation and has been the Chief Financial Officer of PNMAC since May 2009. Ms. McCallion is responsible for overseeing our financial management, reporting and controls, and tax management. Prior to joining PNMAC, Ms. McCallion was employed by Countrywide (and Bank of America Corporation, as its successor), where she worked in a variety of executive positions, including deputy chief financial officer and senior managing director, finance, from 1991 to 2008. From January 2009 to March 2009, Ms. McCallion was an independent financial consultant. Ms. McCallion is a seasoned finance and accounting executive with considerable experience in the financial services industry and, more specifically, the mortgage banking sector.

        Daniel S. Perotti.    Mr. Perotti has been our Chief Asset and Liability Management Officer since November 2013 and holds the same title with PNMAC. Prior thereto, Mr. Perotti served as PNMAC's Managing Director of Financial Analysis and Valuation from July 2010 until November 2013 and as a director of Capital Markets from June 2008 until July 2010. Mr. Perotti is responsible for oversight of balance sheets, analysis of realized and projected financial performance, and valuation of investment assets for us and the entities we manage. Prior to joining PNMAC in June 2008, Mr. Perotti was a vice president at BlackRock, Inc. and served as the head of the Quantitative Research Team within its BlackRock Solutions business. Mr. Perotti has substantial experience in asset and liability management, financial analysis and valuation of assets.

        David M. Walker.    Mr. Walker has been our Chief Credit and Enterprise Risk Officer from our formation. Mr. Walker also served as our Chief Operating Officer and Chief Credit Officer of PNMAC since June of 2011 and previously as Chief Credit Officer from our formation. Mr. Walker is responsible for credit policy, underwriting, mortgage compliance, internal audit and technology. From June of 2002 to April of 2007, Mr. Walker served in a variety of executive positions at Countrywide Bank, NA, including Chief Credit Officer and Chief Lending Officer. From October of 1992 to June of 2002, Mr. Walker served in a variety of executive positions at Countrywide Financial Corporation, including Executive Vice President of Secondary Marketing and Managing Director and Chief Credit Officer. Mr. Walker is a seasoned financial services executive with significant experience credit risk management.

Directors

        Biographical information for Messrs. Kurland and Spector is provided above under the caption "Executive Officers." Certain biographical information for the other directors is set forth below.

        Matthew Botein.    Mr. Botein has been a member of our board of directors since our formation. Since November 2009, Mr. Botein has been employed at BlackRock, Inc., an investment management firm, where he currently holds the position of managing director and co-head of BlackRock Alternative Investors and the title of Chief Investment Officer for alternative investments. He previously served as chairman of Botein & Co., LLC, a private investment and advisory firm, from July 2009 through November 2009 and as a managing director of Highfields Capital Management LP, an investment management firm, from 2003 through June 2009. He also currently serves on the board of Northeast Bancorp, a bank holding company. Mr. Botein holds an AB from Harvard College and an MBA from the Harvard Business School. We believe Mr. Botein is qualified to serve on our board of directors because of his considerable experience in the financial services industry, where he has managed portfolio investments in the banking, insurance, asset management, capital markets, and financial processing sectors.

        James K. Hunt.    Mr. Hunt has been a member of our board of directors since April 26, 2013. Mr. Hunt has served as chairman of the board, chief executive officer and chief investment officer of THL Credit, Inc., an externally-managed, non-diversified closed-end management investment company, and of THL Credit Advisors, a registered investment advisor that provides administrative services to THL Credit, Inc., since April 2010 and has held similar executive positions with predecessor entities since September 2007. Previously, Mr. Hunt co-founded and was CEO and Managing Partner of Bison Capital Asset Management, LLC, a private equity firm, from 2001 to 2007. Prior to co-founding Bison Capital, Mr. Hunt was the President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments (subsequently, AIG SunAmerica). Mr. Hunt also serves as a director of THL Credit, Inc. and Lender Processing Services, Inc., and formerly served on the boards of Primus Guaranty, Ltd. and Fidelity National Information Services, Inc. Mr. Hunt received a BBA from the

University of Texas at El Paso and an MBA from the University of Pennsylvania's Wharton School. We believe Mr. Hunt is qualified to serve on our board of directors because of his experience in managing financial services companies and in capital markets.

        Joseph Mazzella.    Mr. Mazzella has been a member of our board of directors since our formation. Mr. Mazzella is a Managing Director and the General Counsel of Highfields Capital Management LP, an investment management firm, which he joined in 2002. Prior to joining Highfields, Mr. Mazzella was a partner at the law firm of Nutter, McClennen & Fish, L.L.P., in Boston, Massachusetts. Prior to private practice, he was an attorney at the Securities & Exchange Commission from 1978 to 1980, and previously served as a law clerk in the Superior Court of the District of Columbia. Mr. Mazzella has served on multiple public company boards of directors, including Alliant Techsystems, Inc. and Data Transmission Networks Corporation, and he served as chairman of the board of Insurance Auto Auctions, Inc. Mr. Mazzella received a BA from City College of New York and a JD from Rutgers University School of Law. We believe Mr. Mazzella is qualified to serve on our board of directors because he is an experienced executive and director with strong business and legal backgrounds in the financial services industry.

        Farhad Nanji.    Mr. Nanji has been a member of our board of directors since our formation. Mr. Nanji is a Managing Director of Highfields Capital Management LP, an investment management firm, which he joined in 2006 and where he focuses on portfolio investments in distressed securities, restructurings, structured credit and global financial services. Prior to joining Highfields, Mr. Nanji was an associate with HighVista Strategies, an investment management firm, and he also served as an engagement manager in the financial institutions group at McKinsey & Company, a global consulting firm. Mr. Nanji received an MBA from Harvard Business School and a B.Com. degree from McGill University. We believe Mr. Nanji is qualified to serve on our board of directors because of his expertise in the mortgage and financial services businesses.

        John Taylor.    Mr. Taylor has been a member of our board of directors since March 4, 2013. Prior to his retirement in September 2011, Mr. Taylor was a senior audit partner in KPMG LLP's financial services practice, where he served as the lead audit engagement partner for publicly held banking and finance clients for 25 years. He also currently serves on the board of directors of Wilshire Bancorp, Inc., a bank holding company, and Wilshire Bank, a California state-chartered commercial bank. Mr. Taylor received a BS from the University of Southern California, and is a licensed certificate public accountant in the state of California. We believe Mr. Taylor is qualified to serve on our board of directors because of his extensive experience in providing professional accounting and auditing services to the financial services industry.

        Mark Wiedman.    Mr. Wiedman has been a member of our board of directors since our formation. Mr. Wiedman has been the global head of BlackRock, Inc.'s iShares business since September 2011 and is a member of BlackRock's Global Operating Committee. Previously, Mr. Wiedman was the head of Corporate Strategy for BlackRock and led the clients and advisory team within the Financial Markets Advisory Group in BlackRock Solutions, a group which advises financial institutions and governments on managing their capital markets exposures and businesses. Prior to joining BlackRock in 2004, Mr. Wiedman, as executive director, led the global product development and strategy group at Morgan Stanley Investment Management. He previously was a management consultant at McKinsey & Company, advising financial institutions in the United States, Europe and Japan. He also served as senior advisor and chief of staff for the Under Secretary for Domestic Finance at the U.S. Treasury Department. He has taught as an adjunct associate professor of law at Fordham University in New York and Renmin University in Beijing. Mr. Wiedman earned an AB degree from Harvard College and a JD degree from Yale Law School. We believe Mr. Wiedman is qualified to serve on our board of directors because of his numerous years of experience in the financial industry and deep understanding of our business.

        Emily Youssouf.    Ms. Youssouf has been a member of our board of directors since November 14, 2013. Ms. Youssouf has served as a clinical professor at the NYU Schack Institute of Real Estate since 2009. Previously, she served as an independent consultant from 2008 to 2011, during which time her clients included Rockefeller Foundation, Washington Square Partners and various real estate investors. Prior thereto, she was a managing director with JPMorgan Securities, Inc., a broker-dealer, from 2007 to 2008 and the President of the NYC Housing Development Corporation from 2003 to 2007. Ms. Youssouf has also held various senior positions at Credit Suisse First Boston, Daiwa Securities America, Prudential Securities, Merrill Lynch and Standard & Poor's. She currently serves as a trustee of JP Morgan Exchange-Traded Funds Trust and vice chair of the New York City Housing Authority. Ms. Youssouf has an extensive investment banking background in housing finance, loan securitization, and structuring innovative financing strategies. Ms. Youssouf is a graduate of Wagner College and holds an MA in Urban Affairs and Policy Analysis from The New School for Social Research. We believe Ms. Youssouf is qualified to serve on our board of directors because of her numerous years of experience in the investment banking, finance and real estate industries and deep understanding of the housing market.

Section 16(a) Beneficial Ownership Reporting Compliance

        We believe that based solely upon our review of copies of forms we have received or written representations from reporting persons, during the fiscal year ended December 31, 2013, or Fiscal 2013, all filing requirements under Section 16(a) of the Exchange Act applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were complied with on a timely basis.

Corporate Governance

        We believe that we have implemented effective corporate governance policies and observe good corporate governance procedures and practices. We have adopted a number of written policies, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and charters for our Audit Committee, Compensation Committee, Finance Committee, Governance and Nominating Committee, and Related-Party Matters Committee.

Independence of Our Directors

        The NYSE rules require that at least a majority of our directors be independent of our company and management. The rules also require that our board of directors affirmatively determine that there are no material relationships between a director and us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) before such director can be deemed independent. We have adopted independence standards consistent with NYSE rules and the rules of the SEC. Our board of directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us and our management.

        As a result of this review, our board of directors, based upon the fact that certain of our non-employee directors do not have any material relationships with us other than as directors and holders of our common stock, affirmatively determined that seven of our directors are independent directors under NYSE rules. Our independent directors are Messrs. Botein, Hunt, Mazzella, Nanji, Taylor and Wiedman and Ms. Youssouf.

Board of Directors Leadership Structure

        The positions of chairman of the board and Chief Executive Officer are currently held by Mr. Kurland, and we have determined not to separate the positions at this time. This determination is based, in part, on our belief that independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. We believe our Chief Executive Officer is thus better situated to serve as chairman of the board because he is able to utilize the in-depth focus and perspective gained in running the Company to effectively and efficiently lead our board of directors. As the director most familiar with our business and industry, he is most capable of identifying new initiatives and businesses, strategic priorities and other critical and/or topical agenda items for discussion by our board of directors and then leading the discussion to ensure its proper oversight of these issues. Our board of directors believes that the combined role of chairman of the board and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and our board of directors, all of which are essential to effective governance.

Risk Oversight

        Our board of directors and its committees oversee our risk management process, while supporting organizational objectives, improving long-term organizational performance and creating stockholder value. A fundamental part of risk management oversight is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full board of directors in our business strategy is a key part of its assessment of management's appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. While the board of directors has the ultimate oversight responsibility for the risk management process, particularly with respect to credit risk, interest rate risk, market risk, operational risk and other risks specific to our businesses, the committees of our board of directors also share responsibility for overseeing risk management. For example, the Audit Committee focuses on financial and accounting risk, including internal controls, and receives an annual risk assessment report from our internal auditors. The Finance Committee focuses on risks relating to the Company's liquidity and capital resources. The Governance and Nominating Committee focuses on risks associated with proper board governance, including the independence of our directors. The Related-Party Matters Committee focuses on risks arising out of potential conflicts of interest between us or any of our subsidiaries, on the one hand, and PMT, the Investment Funds and any other non-wholly-owned entity that we manage or over which we have control (whether through ownership, voting power, contract or otherwise), on the other hand. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about the nature of all such risks.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics, which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business. This code is applicable to all of our employees, including executive officers and directors.

Corporate Governance Guidelines

        We have adopted Corporate Governance Guidelines which, in conjunction with the charters and key practices of the committees of our board of directors, provide the framework for the governance of our company.

Other Charters

        Our Audit Committee, Compensation Committee, Finance Committee, Governance and Nominating Committee and Related-Party Matters Committee have also adopted written charters that govern their conduct.

Where You Can Find These Documents

        Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, Finance Committee Charter, Governance and Nominating Committee Charter and Related-Party Matters Committee Charter are available in the Investor Relations section of our website (www.IR.PennyMacFinancial.com). We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, PennyMac Financial Services, Inc., 6101 Condor Drive, Moorpark, California 93021.

Audit Committee

        Our board of directors has established an Audit Committee, which is comprised of three directors, Messrs. Nanji and Taylor and Ms. Youssouf. Mr. Taylor chairs the Audit Committee, and he serves as an "audit committee financial expert," as that term is defined by the SEC. Each of the members of the Audit Committee is "financially literate" under the rules of the NYSE. The Audit Committee assists our board of directors in overseeing:

  •
  our accounting and financial reporting processes;

  •
  the integrity and audits of our financial statements;

  •
  our internal control function;

  •
  our compliance with related legal and regulatory requirements;

  •
  the qualifications and independence of our independent registered public accounting firm; and

  •
  the performance of our independent registered public accounting firm and our internal auditors.

        The Audit Committee is also responsible for the engagement, retention and compensation of our independent registered public accounting firm, reviewing with our independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by our independent registered public accounting firm, considering the range of audit and permissible non-audit fees, and reviewing the adequacy of our internal accounting controls.

        Our board of directors has determined that Messrs. Nanji and Taylor and Ms. Youssouf are independent under the current NYSE independence requirements and SEC rules.

Compensation Committee

        Our board of directors has established a Compensation Committee, which is comprised of three directors, Messrs. Botein, Hunt and Nanji. Mr. Botein chairs the Compensation Committee, the principal functions of which are to:

  •
  evaluate the performance of our Chief Executive Officer and other executive officers;

  •
  adopt and administer the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team;

  •
  recommend to the board of directors the compensation for our independent directors; and

  •
  administer the issuance of any securities under the 2013 Equity Incentive Plan.

        Our board of directors has determined that Messrs. Botein, Hunt and Nanji are independent under the current NYSE independence requirements and SEC rules.

Finance Committee

        Our board of directors has established a Finance Committee, which is comprised of Messrs. Botein, Hunt and Nanji. Mr. Nanji chairs the Finance Committee, the principal function of which is to oversee the financial objectives, policies, procedures and activities of the Company, including a review of the Company's capital structure, source of funds, liquidity and financial position. In connection with these responsibilities, the Finance Committee reviews the Company's capital raising initiatives and monitors its liquidity management.

Governance and Nominating Committee

        Our board of directors has established a Governance and Nominating Committee, which is comprised of three directors, Messrs. Hunt, Mazzella and Wiedman. Mr. Hunt chairs the Governance and Nominating Committee, which is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and then recommending nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to our board of directors for adoption the Governance and Nominating Committee's selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance, and annually recommends to our board of directors nominees for each of its committees. In addition, the Governance and Nominating Committee is responsible for annually facilitating the assessment of the performance of the individual committees and our board of directors as a whole and reporting thereon to our board of directors.

        The Governance and Nominating Committee is responsible for developing the general criteria, subject to approval by the full board of directors, for use in identifying, evaluating and selecting qualified candidates for election or re-election to our board of directors. The Governance and Nominating Committee periodically reviews with our board of directors the appropriate skills and characteristics required of directors in the context of the current make up of our board of directors. Final approval of director nominees is determined by the full board of directors, and invitations to join our board of directors are extended by our chairman of the board on behalf of the entire board of directors.

        The Governance and Nominating Committee, in accordance with our Corporate Governance Guidelines, seeks to create a board that is strong in its collective knowledge and has skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, risk management, corporate governance, and knowledge of the mortgage industry and the global markets. The Governance and Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience, and differences in viewpoints and skills. We do not have a formal policy with respect to diversity; however, our board of directors and Governance and Nominating Committee believe that it is essential that our directors represent diverse viewpoints and backgrounds. In considering candidates for our board of directors, the Governance and Nominating Committee considers the entirety of each candidate's credentials in the context of these standards and in light of the needs of our board of directors and the Company at that time, given the then current mix of director attributes. The Governance and Nominating Committee also considers a candidate's accessibility and availability to serve effectively on our board of directors, and it conducts inquiries into the background and qualifications of potential candidates. With respect to the nomination of continuing directors for re-election, the individual's past contributions to our board of directors are also considered.

        Pursuant to separate stockholder agreements with BlackRock and Highfields, each of BlackRock and Highfields has the right to nominate one or two individuals for election to our board of directors, depending on the percentage of the voting power of our outstanding shares of Class A and Class B common stock that it holds, and we are obligated to use our best efforts to cause the election of those nominees.

        The Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance and Nominating Committee assesses the appropriate size of our board of directors and whether any vacancies on our board of directors are expected due to retirement or otherwise. In the event that a vacancy is anticipated, or otherwise arises, the Governance and Nominating Committee considers whether to fill any such vacancy and, if so, identifies various potential candidates for director. These candidates are evaluated at regular or special meetings of the Governance and Nominating Committee, and may be considered at any point during the year. In evaluating such nominations, the Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our board of directors.

        Candidates may come to the attention of the Governance and Nominating Committee through current members of our board of directors, professional search firms or other persons. The Governance and Nominating Committee will also consider recommendations for nominees properly submitted by our stockholders. These recommendations should be submitted in writing to our Secretary at our principal executive offices located at 6101 Condor Drive, Moorpark, California 93021. If any materials are provided by a stockholder in connection with a recommendation for a director nominee, such materials are forwarded to the Governance and Nominating Committee. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Governance and Nominating Committee at its next regularly scheduled or special meeting.

        Our board of directors has determined that Messrs. Hunt, Mazzella and Wiedman are independent under the current NYSE independence requirements.

Related-Party Matters Committee

        Our board of directors has established a Related-Party Matters Committee, which is comprised of Messrs. Mazzella, Taylor and Wiedman and Ms. Youssouf. Mr. Mazzella chairs the Related-Party Matters Committee, the principal function of which is to review and approve certain transactions, and resolve other potential conflicts of interest, between us or any of our subsidiaries, on the one hand, and PMT, the Investment Funds and any other non-wholly-owned entity that we manage or over which we have control (whether through ownership, voting power, contract or otherwise), on the other hand. Among other matters, the related-party matters committee will review and approve any amendments of or extensions to our agreements with PMT, including our management agreement, servicing agreement, mortgage banking and warehouse services agreement, master spread acquisition and MSR servicing agreements and any amendments of or extensions to such agreements.

        Our board of directors has determined that Messrs. Mazzella, Taylor and Wiedman and Ms. Youssouf are independent under the current NYSE independence requirements and SEC rules.

Communications with our Board of Directors

        Interested persons may communicate their concerns by sending written communications to the board of directors, committees of the board of directors and individual directors by mailing those communications to:

  Specified Addressee
  c/o PennyMac Financial Services, Inc.
  6101 Condor Drive
  Moorpark, California 93021
  Email:   PFSI_IR@pnmac.com
  Attention: Investor Relations

These communications are sent by us directly to the specified addressee.

Board of Directors and Committee Meetings

        During Fiscal 2013, our board of directors held five meetings. During such period, the Audit Committee held eight meetings, the Compensation Committee held two meetings, the Finance Committee held three meetings, the Governance and Nominating Committee held two meetings, and the Related-Party Matters Committee held four meetings. Each director attended at least 75% of the aggregate number of meetings held in Fiscal 2013 by our board of directors and each committee on which such director serves.

Meetings of Non-Management Directors

        Our Corporate Governance Guidelines require that our board of directors hold at least four regularly scheduled meetings each year and that our non-management Trustees meet in executive session without management on a regularly scheduled basis. These meetings are designed to promote unfettered discussions among our non-management directors. During Fiscal 2013, our non-management directors held five meetings.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

2013 Summary Compensation Table

        The following "2013 Summary Compensation Table" presents compensation earned by our principal executive officer and our two other most highly compensated persons serving as executive officers during Fiscal 2013 and the fiscal year ended 2012, or Fiscal 2012. Prior to our formation in December 2012, Mr. Kurland served as the principal executive officer of PNMAC and Messrs. Spector and Jones served as executive officers of PNMAC. We refer to these executive officers as our "named executive officers."

Name and Principal Position	Year	Salary ($)	Bonus(1)($)	Stock Awards(2)($)	Option Awards(3)($)	All Other Compensation(4)($)	Total ($)
Stanford L. Kurland	2013	950,000	2,750,000	1,558,321	1,023,809	78,416	6,360,546
Chairman of the Board and	2012	950,000	3,029,604	354,257	0	43,797	4,377,658
Chief Executive Officer
David A. Spector	2013	500,000	1,850,000	589,642	387,390	58,287	3,385,319
Director, President and	2012	500,000	1,986,128	0	0	37,272	2,523,400
Chief Operating Officer
Doug Jones	2013	325,000	825,000	229,898	151,038	343,755	1,874,691
Chief Correspondent Lending	2012	300,000	690,706	0	0	244,171	1,234,877
Officer

(1)
The amounts shown in this column represent the total amount of bonus earned by the named executive officers for Fiscal 2013 and Fiscal 2012, whether or not paid in such years.

(2)
The amount shown in this column in respect of 2012 represents the full grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or FASB ASC TOPIC 718, of $140,353 with respect to 324.14 common units granted to Mr. Kurland by PNMAC on January 1, 2012, which common units were converted into 150,791 Class A Units of PNMAC as part of the recapitalization of PNMAC, and $213,904 with respect to 35.55 preferred units purchased by Mr. Kurland for $35,550 on November 1, 2012, which preferred units were converted into 14,143 Class A Units of PNMAC as part of the recapitalization. PNMAC granted Mr. Kurland such common units, and permitted him to purchase such preferred units, in consideration for his forfeiture of a portion of the common units that were allocated to him under a prior equity incentive plan and issued prior to the completion of our initial public offering. Mr. Kurland forfeited such portion of the common units allocated to him in order to facilitate the participation of certain newly-hired executives in a previous equity incentive plan. The amounts shown in this column in respect of 2013 represent performance-based restricted stock units awarded on June 13, 2013 to Mr. Kurland, Mr. Spector and Mr. Jones in the amounts of 134,570, 50,919 and 19,853, respectively, pursuant to our 2013 Equity Incentive Plan. See "—2013 Outstanding Equity Awards at Fiscal Year-End" below.

(3)
The amounts shown in this column represent the full grant date fair value, as determined in accordance with FASB ASC TOPIC 718, of the nonstatutory stock options awarded on June 13, 2013 to Mr. Kurland, Mr. Spector and Mr. Jones in the amounts of 107,656, 40,735 and 15,882, respectively, pursuant to our 2013 Equity Incentive Plan. See "—2013 Outstanding Equity Awards at Fiscal Year-End" below.

(4)
All Other Compensation for all three named executive officers consists of insurance premiums and gross-up payments for the payment of self-employment taxes by each named executive officer. The Company paid gross-up payments to the named executive officers in the following amounts: $46,361 for Mr. Kurland, $26,833 for Mr. Spector and $10,763 for Mr. Jones during Fiscal 2013 and $20,397 for Mr. Kurland, $13,872 for Mr. Spector and $25,894 for Mr. Jones during Fiscal 2012. PNMAC paid insurance premiums to the named executive officers in the following amounts: $20,255 for Mr. Kurland, $19,654 for Mr. Spector and $10,922 for Mr. Jones during Fiscal 2013 and $23,400 for Mr. Kurland, $23,400 for Mr. Spector and $13,427 for Mr. Jones during Fiscal 2012. PNMAC paid an automobile allowance to the named executive officers in the following amounts during Fiscal 2013: $11,800 for Mr. Kurland and $11,800 for Mr. Spector.

With respect to Mr. Jones, All Other Compensation also includes a $10,200 contribution paid by PNMAC to his 401(k) plan and 13,000 restricted share units awarded by PMT to Mr. Jones for Fiscal 2013 and a $10,000 contribution paid by PNMAC to his 401(k) plan and 15,000 restricted share units awarded by PMT to Mr. Jones in Fiscal 2012, consistent with its compensation program and philosophy, and recorded by PNMAC as a portion of its compensation expense and PCM's management fees.

  In addition, restricted share units were awarded by PMT to Mr. Kurland and Mr. Spector during Fiscal 2013 and Fiscal 2012, consistent with its compensation program and philosophy. The restricted share units were granted on May 14, 2013 and May 16, 2012, and have full grant date fair values, as determined in accordance with FASB ASC TOPIC 718, of $1,679,300 and $1,867,000 for Mr. Kurland, and $1,151,520 and $1,250,890 for Mr. Spector, for Fiscal 2013 and Fiscal 2012, respectively. The restricted share units vest in four equal annual installments beginning on the one-year anniversary of the grant date and entitle each named executive officer to receive dividend equivalents during the vesting period. These full grant date fair values are not included in All Other Compensation for Mr. Kurland and Mr. Spector.

Narrative Disclosure to the 2013 Summary Compensation Table

Employment Agreements

        On April 20, 2013, we entered into an employment agreement with Mr. Kurland, pursuant to which he serves as the chairman of our board of directors and Chief Executive Officer and the Chief Executive Officer of PNMAC. On that same date, we also entered into an employment agreement with Mr. Spector, pursuant to which he serves as a member of our board of directors and as our President and Chief Operating Officer and the President and Chief Investment Officer of PNMAC. The terms of these agreements are described below.

        The employment agreements, each of which has a three year term, provide Mr. Kurland with an annual base salary of $900,000 and Mr. Spector with an annual base salary of $500,000, in each case, increased annually at a rate determined by our board of directors and Compensation Committee. Mr. Kurland and Mr. Spector are also entitled to receive both cash and equity incentive compensation each year during the term of the employment agreements, awarded at levels determined by our board of directors and Compensation Committee based on annual performance targets.

        All equity awards are granted pursuant to our 2013 Equity Incentive Plan and are subject to vesting requirements. Any unvested awards shall immediately vest upon the death or disability of the executive, a termination by us other than for cause (as defined in the employment agreement), a termination by the executive for good reason (as defined in the employment agreement), or the expiration of the term of the employment agreement before any new agreement is reached. All nonstatutory options granted pursuant to our 2013 Equity Incentive Plan are exercisable, subject only to vesting provisions, for a period of ten years from the date of grant, and are eligible for cashless exercise in all circumstances.

        All of the compensation and benefits must, at a minimum, be targeted based on performance at a level commensurate with the total compensation paid to the top 25% of executives holding comparable positions in companies of comparable size and sophistication. The agreements also provide for the accrual of twenty days of paid time off at the executive's regular base pay rate during each year of the term, medical benefits, reimbursement for expenses related to tax advice and financial counseling not to exceed $25,000, an automobile allowance of up to $1,500 per month, reimbursement of reasonable business expenses, and participation in such other benefits programs as are provided to our executives generally.

        Each of these employment agreements provides for compensation and obligations in the event of certain terminations of employment. Upon a termination due to death or disability, a termination by us without cause, or a termination by the executive for good reason, in addition to any other amounts required by law to be paid to him, the executive would be entitled to the pro rata portion of any bonus earned but unpaid for the year during which the agreement is terminated, and we will generally reimburse the executive or his estate for any amounts paid by him or his estate for coverage of him and his family under our group health medical benefits plan pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for as long as the executive or his family is eligible to receive such benefits under COBRA. Upon a termination due to death, the executive's estate will also receive severance payments equal to his base salary for a period of 6 months following such termination. Upon the expiration of the term of the employment agreement or upon a termination by us other than for cause or a termination by the executive for good reason, the executive will also serve as a consultant to us for an eighteen-month period commencing on the termination date. During the consulting period, the executive will receive in monthly installments, payments equal to one-twelfth of the executive's median annual base salary and one-twelfth of the executive's median annual incentive compensation, as calculated based on the executive's annual base salary and target incentive compensation for the year in which the termination date occurs and his annual base salary and actual incentive compensation for the two preceding years, provided that such compensation will cease if the executive engages in services for a business that competes with ours.

        Each employment agreement also provides that for 18 months following a termination of employment, the executive will not, directly or indirectly, solicit or induce any of our employees, consultants, independent contractors, agents or representatives of the Company, or those of our affiliates, to discontinue employment or engagement with us or our affiliates, or otherwise interfere with those relationships.

Potential Payments Upon Termination or Change in Control

        Pursuant to our 2013 Equity Incentive Plan and subject to any contrary provisions in any applicable award agreement, upon the occurrence of a change of control:

  •
  all outstanding unvested awards and awards subject to a risk of forfeiture, other than awards conditioned on the achievement of performance goals, will immediately become vested in full and no longer be subject to any risk of forfeiture unless they are assumed or otherwise continued in a manner satisfactory to the Committee, or substantially equivalent rights are provided in substitution for such awards, in each case by the acquiring or succeeding entity or one of its affiliates; and

  •
  if a pro rata portion of the performance goals under awards conditioned on the achievement of performance goals or other business objectives has been achieved as of the effective date of the change of control, then such performance goals or other business objectives shall be deemed satisfied as of such change of control with respect to a pro rata portion of the number of shares subject to the original award. The pro rata portion of the performance goals or other business objectives and the number of shares subject to the original awards shall each be based on the length of time within the performance period which has elapsed prior to the change of control. The pro rata portion of any award deemed earned in this manner will be paid out within 30 days following the change of control. The remaining portion of such an award that is not eligible to be deemed earned as of the change of control will be deemed to have been satisfied, earned, or forfeited as of the change of control in such amounts as the Committee shall determine in its sole discretion unless that remaining portion is assumed by the acquiring or succeeding entity or one of its affiliates, which will be deemed to occur if that remaining portion is subjected to (i) comparable performance goals based on the post-change of control business of the acquiror or succeeding entity or one if its affiliates, and (ii) a measurement period using a comparable period of time to the original award, each in a manner satisfactory to the Committee.

        A change of control is defined as the occurrence of any of the following: (1) a transaction, as described above, unless securities possessing more than 50% of the total combined voting power of the resulting entity or ultimate parent entity are held by one or more persons who held securities possessing more than 50% of the total combined voting power of our Company immediately prior to the transaction; (2) any person or group of persons, excluding us and certain other related entities, directly or indirectly acquires beneficial ownership of securities possessing more than 20% of the total combined voting power of our Company, unless pursuant to a tender or exchange offer that our board of directors recommends stockholders accept; (3) over a period of no more than 36 consecutive months there is a change in the composition of our board of directors such that a majority of our directors ceases to be composed of individuals who either (i) have been directors continuously since the beginning of that period, or (ii) have been elected or nominated for election as members of our board of directors during such period by at least a majority of the remaining members of our board of directors who have been directors continuously since the beginning of that period; or (4) a majority of the members of our board of directors vote in favor of a decision that a change of control has occurred.

Summary of Equity Award Agreements

        During Fiscal 2013, our named executive officers were awarded non-statutory stock options. The form of stock option award agreement provides for the award of stock options to purchase the optioned shares. In general, and except as otherwise provided by the Compensation Committee, one-third (1/3) of the optioned shares will vest in a lump sum on each of the first, second, and third anniversaries of the vesting commencement date, subject to the recipient's continued service through each anniversary, and each stock option will have a term of ten years from the date of grant. Additionally, the stock options expire (1) immediately upon termination of the holder's employment or other association with us for cause, (2) one year after the holder's employment or other association is terminated due to death or disability and (3) three months after the holder's employment or other association is terminated for any other reason.

        During Fiscal 2013, our named executive officers also were awarded performance-based restricted stock units, or RSUs. The forms of RSU award agreement referred to herein provide for the award of performance-based RSUs to obtain, for each RSU, a variable number of shares of our Class A common stock and time-based RSUs to obtain, for each RSU, one share of our Class A common stock. One-third of all time-based RSUs vest in a lump sum on each of the first, second, and third anniversaries of the vesting commencement date, subject to the recipient's continued service through each anniversary. The number of shares received upon vesting of performance-based RSUs is determined based on the attainment of the performance goals, subject to conditions including continued employment throughout the performance period.

2013 Outstanding Equity Awards at Fiscal Year-End

        The following table provides information about outstanding equity awards of our named executive officers as of the end of Fiscal 2013:

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock Granted That Have Not Vested (#)	Market Value of Shares or Units of Stock Granted That Have Not Vested(2)
Stanford L. Kurland	06/13/2013	—	107,656	21.03	06/12/2023	134,570	1,558,321
David A. Spector	06/13/2013	—	40,735	21.03	06/12/2023	50,919	589,642
Doug Jones	06/13/2013	—	15,882	21.03	06/12/2023	19,853	229,898

(1)
One-third (1/3) of the optioned shares will vest in a lump sum on each of the first, second, and third anniversaries of the vesting commencement date, subject to the recipient's continued service through each anniversary.

(2)
Per share grant date fair value of stock awards is $11.58.

401(k) Plan

        PNMAC maintains a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation subject to applicable annual Code limits. Under the 401(k) plan, PNMAC makes matching contributions to participants equal to 100% of the participant's elective deferrals, up to a maximum of 4% of the participant's annual compensation. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation Risks

        We believe that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In addition to cash compensation that is paid to officers and employees of our wholly-owned subsidiary, PNMAC, we also use long-term incentive compensation in the form of equity-based awards, which we issue under our 2013 Equity Incentive Plan. The long-term incentive compensation awards are designed to align the interests of our officers and service providers with those of our stockholders, all of whom will share together in the creation of value through capital appreciation. We believe that equity-based awards are consistent with our stockholders' interest in book value growth as these individuals will be less incentivized to take short-term risk and more incentivized to grow book value for stockholders over time.

Non-Employee Director Compensation

        The following table summarizes the annual retainer fees paid to our non-employee directors during Fiscal 2013:

Base Annual Retainer, all board members	$65,000
Base Annual Retainer, all committee members:
Audit Committee	$7,750
Compensation Committee	$7,750
Governance and Nominating Committee	$5,750
Related-Party Matters Committee	$5,750
Finance Committee	$7,750
Additional Annual Retainer, all committee chairs:
Audit Committee	$10,750
Compensation Committee	$10,750
Governance and Nominating Committee	$7,750
Related-Party Matters Committee	$7,750
Finance Committee	$10,750

        In addition, our directors are eligible to receive certain types of equity-based awards under our 2013 Equity Incentive Plan. Each independent director newly elected or appointed to our board of directors is entitled to receive a one-time equity grant of approximately $87,000 in RSUs. Prior to the vesting of an RSU, such RSU is generally subject to forfeiture upon termination of service to us.

During Fiscal 2013, each of Messrs. Botein, Hunt, Mazzella, Nanji, Taylor and Wiedman received a grant of 4,459 time-based RSUs which vest ratably over a three (3) year period beginning on the one (1) year anniversary of the date of the grant, May 14, 2013, subject to continued service through each vesting date. Upon her appointment to our board of directors, Ms. Youssouf received a grant of 2,614 RSUs, which vest ratably over a three (3) year period beginning on the one (1) year anniversary of the date of the grant, November 14, 2013, subject to continued service through each vesting date.

        Upon a change of control (as defined in our 2013 Equity Incentive Plan), all outstanding equity awards granted to non-employee directors will be assumed, or substantially equivalent rights will be substituted, or the awards otherwise will be continued in a manner satisfactory to the Compensation Committee, by the acquiring or succeeding entity or its affiliate.

2013 Director Compensation Table*

        The table below summarizes the compensation earned by each non-employee director who served on the board of directors for Fiscal 2013.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Matthew Botein	64,187	86,995	151,182
James K. Hunt	60,945	86,995	147,940
Joseph Mazzella	54,625	86,995	141,620
Farhad Nanji	64,187	86,995	151,182
John Taylor	57,866	86,995	144,861
Mark Wiedman	49,599	86,995	136,594
Emily Youssouf	9,036	43,131	52,167	(4)

*
The columns for "Option Awards," "Non-Equity Incentive Plan Compensation," "Change in Pension Value," "Nonqualified Deferred Compensation Earnings" and "All Other Compensation" have been omitted because they are not applicable.

(1)
Mr. Kurland, our chairman of the board and Chief Executive Officer, and Mr. Spector, a director and our President and Chief Operating Officer, are not included in this table as they are officers of the Company and thus receive no compensation for their services as directors. Messrs. Kurland and Spector received compensation as officers of the Company for Fiscal 2013 as shown in the "2013 Summary Compensation Table."

(2)
Reflects fees earned by the director in Fiscal 2013, whether or not paid in such year.

(3)
Reflects the full grant date fair value, as determined in accordance with FASB ASC TOPIC 718, of RSUs granted to Messrs. Botein, Hunt, Nanji, Mazzella, Taylor and Wiedman on May 14, 2013 and Ms. Youssouf on November 14, 2013. For more information on the assumptions used in our estimates of value, please refer to Note 22—Stock-based Compensation in our Annual Report on Form 10-K filed on March 14, 2014. As of December 31, 2013, each of our directors held an aggregate number of RSUs in the following amounts: Messrs. Botein, Hunt, Mazzella, Nanji, Taylor and Wiedman—4,459 and Ms. Youssouf—2,614.

(4)
Reflects a pro rata portion of the annual fees described above for the portion of 2013 for which Ms. Youssouf was a director. Ms. Youssouf joined our board of directors on November 14, 2013.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of shares of Class A common stock by (1) each person known to us to beneficially own more than 5% of the outstanding shares of Class A common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group.

        Beneficial ownership reflected in the table below is based on 20,879,486 shares of Class A common stock outstanding as of March 12, 2014, and, with respect to any individual, includes the total shares of Class A common stock beneficially owned by such individual and his or her personal financial planning vehicles. Beneficial ownership is determined with respect to each stockholder in accordance with the rules of the SEC by assuming that such stockholder (and no other stockholder) has exchanged all of its or his Class A Units of PNMAC for an equivalent number of shares of our Class A common stock.

        Except as otherwise indicated below, the address for each person or entity listed in the table is c/o PennyMac Financial Services, Inc., 6101 Condor Drive, Moorpark, California 93021.

	Class A Common Stock Beneficially Owned(1)
Beneficial Owner	Number	Percent	% of Total Voting Power and Total Economic Interest in PNMAC(2)
5% Stockholders
BlackRock Mortgage Ventures, LLC(3) 40 East 52nd Street New York, New York 10022	16,073,278	45.72%	21.18%
HC Partners LLC(4) 200 Clarendon Street, 59th Floor Boston, Massachusetts 02116	20,169,732	49.14%	26.58%
Fidelity Investments Charitable Gift Fund(5) 200 Seaport Boulevard, Z3B Boston, Massachusetts 02210	6,110,000	29.26%	8.05%
Entities affiliated with Leon G Cooperman(6) 90 Park Avenue, 40th Floor New York, New York 10016	2,759,600	11.67%	3.64%
Entities affiliated with Bridger Management, LLC(7) 90 Park Avenue, 40th Floor New York, New York 10016	1,725,000	7.63%	2.27%
Kurland Family Investments, LLC(8)	8,314,990	28.48%	10.96%
Directors and Named Executive Officers
Stanford L. Kurland(9)	8,599,338	29.17%	11.33%
David A. Spector(10)	1,699,729	7.53%	2.24%
Doug Jones(11)	793,767	3.66%	1.05%
Matthew Botein(12)	1,218,552	5.51%	1.61%
James K. Hunt	4,000	*	*
Joseph Mazzella(13)	331,052	1.56%	*
Farhad Nanji(14)	134,569	*	*
John Taylor	—	*	*
Mark Wiedman(15)	54,556	*	*
Emily Youssouf	—	*	*
Directors and executive officers as a group (17 persons)	18,044,973	72.40%	23.78%

*
Represents less than 1.0%.

(1)
Subject to the terms of the exchange agreement, Class A Units of PNMAC not held by us are exchangeable at any time and from time to time for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of Class A Units of PNMAC owned by PennyMac Financial Services, Inc. The number of shares of Class A common stock listed in this table as being beneficially owned as a result of Class A Units of PNMAC held by any entity or individual assumes an exchange of such Class A Units for shares of Class A common stock on a one-for-one basis.

(2)
Represents the percentage of voting power of the Class A common stock and Class B common stock of PennyMac Financial Services, Inc. voting together as a single class. Each holder of Class A Units of PNMAC other than us also holds one share of our Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As a holder exchanges Class A Units of PNMAC for shares of our Class A common stock pursuant to the exchange agreement, the voting power afforded to the holder by its share of Class B common stock will be automatically and correspondingly reduced. Total economic interest in PNMAC is calculated as the percentage of all outstanding Class A Units of PNMAC beneficially held by the stockholder, directly or indirectly through PennyMac Financial Services, Inc., assuming that each share of Class A common stock held is equivalent to one Class A Unit of PNMAC.

(3)
As reported in Schedule 13D filed with the SEC on February 28, 2014 by BlackRock, Inc., consists entirely of 512,631 shares of Class A common stock acquired in its role as an investment adviser for certain client accounts, 1,800,000 shares of Class A Common Stock received upon exchange of its Class A Units of PNMAC on December 13, 2013, and 13,760,647 Class A Units of PNMAC exchangeable for shares of Class A common stock. BlackRock Mortgage Ventures, LLC is indirectly wholly-owned by BlackRock, Inc. BlackRock, Inc. controls the voting and investment power with respect to the securities held by BlackRock Mortgage Ventures, LLC and, therefore, may be deemed to be the beneficial owner of the shares of Class A common stock beneficially owned by that entity.

(4)
Consists entirely of 20,169,732 Class A Units of PNMAC exchangeable for shares of Class A common stock.

(5)
As reported in a Schedule 13D filed with the SEC on October 11, 2013 by Fidelity Investments Charitable Gift Fund. In the Schedule 13D, Fidelity Investments Charitable Gift Fund does not affirm the existence of a group and discloses that it has sole voting and dispositive power as to 6,110,000 shares.

(6)
Consists of 913,000 shares of Class A common stock held in managed accounts over which Leon Cooperman has investment discretion and 1,846,600 shares of Class A common stock held in the accounts of private investment entities over which Leon Cooperman has investment discretion. Mr. Cooperman has sole voting and dispositive power over 1,846,600 shares of Class A common stock and shared voting and dispositive power over 913,000 shares of Class A common stock. Mr. Cooperman is the Managing Member of Omega Associates, L.L.C. ("Associates"). Associates is a private investment firm formed to invest in and act as general partner of investment partnerships or similar investment vehicles. Associates is the general partner of limited partnerships known as Omega Capital Partners, L.P. ("Capital LP"), Omega Capital Investors, L.P.("Investors LP"), and Omega Equity Investors, L.P. ("Equity LP"). These entities are private investment firms engaged in the purchase and sale of securities for investment for their own accounts. Mr. Cooperman is the President and majority stockholder of Omega Advisors, Inc. ("Advisors"), engaged in providing investment management services. Advisors serves as the investment manager to Omega Overseas Partners, Ltd. ("Overseas"). Mr. Cooperman has investment discretion over portfolio investments of Overseas. Advisors also serves as a discretionary investment advisor to a limited number of institutional clients (the "Managed Accounts"). As to the shares owned by the Managed Accounts, there would be shared power to dispose or to direct the disposition of such shares because the owners of the Managed Accounts may be deemed beneficial owners of such shares pursuant to Rule 13d-3 under the Act as a result of their right to terminate the discretionary account within a period of 60 days. Mr. Cooperman is the ultimate controlling person of Associates, Capital LP, Investors LP, Equity LP, and Advisors. Capital LP holds 652,500 shares of Class A common stock; Investors LP holds 198,400 shares of Class A common stock; Equity LP holds 286,600 shares of Class A common stock; Overseas holds 709,100 shares of Class A common stock; and the Managed Accounts hold 913,000 shares of Class A common stock. This information is as reported in the Schedule 13D jointly filed on May 20, 2013 by Leon G. Cooperman and Omega Capital Partners LP.

(7)
Consists of shares of Class A common stock held of record by Swiftcurrent Partners L.P. and 1,041,880 shares of Class A common stock held of record by Swiftcurrent Offshore Master, Ltd. Bridger Management LLC is the investment adviser to each of these entities and Roberto Mignone is the managing member of Bridger Management, LLC. and, as such, each of them have shared voting and dispositive power over these shares. This information is as reported in Amendment No. 2 to Schedule 13G jointly filed January 2, 2014 by the foregoing entities.

(8)
Consists entirely of 8,314,990 Class A Units of PNMAC exchangeable for shares of Class A common stock. Stanford L. Kurland, as the sole manager of Kurland Family Investments, LLC, controls the voting and investment power with respect to the securities held by that entity and, therefore, may be deemed to be the beneficial owner of the shares of Class A common stock beneficially owned by that entity.

(9)
Consists entirely of 8,599,338 Class A Units of PNMAC exchangeable for shares of Class A common stock, including 8,314,990 Class A Units of PNMAC owned by Kurland Family Investments, LLC.

(10)
Consists entirely of 1,699,729 Class A Units of PNMAC exchangeable for Class A common stock, including 465,604 Class A Units of PNMAC owned by ST Family Investment Company LLC.

(11)
Consists entirely of 793,767 Class A Units of PNMAC exchangeable for shares of Class A common stock.

(12)
Includes 1,218,552 Class A Units of PNMAC exchangeable for shares of Class A common stock.

(13)
Includes 331,052 Class A Units of PNMAC exchangeable for shares of Class A common stock. Does not include 407,031 Class A Units of PNMAC owned by the Mazzella Family Irrevocable Trust. Mr. Mazzella is not a trustee of that entity and, therefore, would not be deemed to be the beneficial owner of the Class A Units of PNMAC held by that entity.

(14)
Includes 122,109 Class A Units of PNMAC exchangeable for shares of Class A common stock.

(15)
Consists entirely of 54,556 Class A Units of PNMAC exchangeable for shares of Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Other than compensation arrangements, we describe below transactions and series of similar transactions, during our last three fiscal years, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of the directors, executive officers or holders of more than 5% of the membership interests of PNMAC, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

        Compensation arrangements for our directors and named executive officers are described elsewhere in this prospectus.

Exchange Agreement

        We have entered into an exchange agreement with all of the owners of Class A Units of PNMAC other than us that entitles those owners to exchange their Class A Units of PNMAC for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of Class A Units of PNMAC owned by PennyMac Financial Services, Inc. Those owners are able to exercise their exchange rights at any time. In addition, we can require those owners to exercise their exchange rights (i) in connection with a change of control of our Company or (ii) if no holder of Class A Units of PNMAC (other than us) holds 3% or more of all Class A Units of PNMAC, in each case unless the cash and, in the case of a change of control, marketable securities that they would receive in connection with such exchange (including the after-tax value of amounts received pursuant to the tax receivable agreement and any amounts advanced to them by us, which advanced amounts will be repaid upon the sale of the Class A common stock received in the exchange) would not be sufficient to cover the taxes that those owners would become liable for as a result of such exchange. Even if that cash would not be sufficient to cover their taxes, we can still require those owners to exchange if no holder holds more than 3% of all Class A Units of PNMAC by electing to effect the exchange at 110% of the exchange rate otherwise in effect. We can also require an owner who is an officer or employee to exercise his or her exchange rights, upon the termination of his or her employment. If we have distributed excess cash or property to our stockholders prior to an exchange of Class A Units of PNMAC by an owner pursuant to the exchange agreement, then upon such exchange such owner will also receive, in respect of each share of Class A common stock issued in such exchange, the amount of such excess cash or property that was distributed in each such prior distribution in respect of each share of Class A common stock outstanding at the time of such prior distribution. Excess property consists of any property, other than cash, that was not distributed to PennyMac Financial Services, Inc. by PNMAC. Excess cash consists of any amount by which the cumulative amount of all cash distributed by us to our stockholders exceeds (i) the cumulative amount of all cash distributed to us by PNMAC, less (ii) the cumulative amount of all cash payments made by us for any purpose other than repaying debt or making distributions to our stockholders, each measured as of the time of the exchange of Class A Units of PNMAC. The exchange agreement provides, however, that voluntary exchanges must be for the lesser of a stated minimum number of Class A Units of PNMAC or all of the vested Class A Units of PNMAC held by such owner. The exchange agreement also provides that an owner will not have the right to exchange Class A Units of PNMAC if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with PNMAC to which the owner may be subject. We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that PNMAC is not treated as a "publicly traded partnership" for United States federal income tax purposes.

Stockholder Agreements

        We have entered into separate stockholder agreements with BlackRock and Highfields which provide that our board of directors will consist of no more than nine directors as long as those entities and their affiliates hold at least 10% of the voting power of our outstanding shares of capital stock. Those agreements also provide that each of BlackRock and Highfields will have the right to nominate two individuals for election to our board of directors as long it, together with its affiliates, holds at least 15% of the voting power of our outstanding shares of capital stock, and the right to nominate one individual for election to our board of directors as long as it, together with its affiliates, holds at least 10% of the voting power of our outstanding shares of capital stock. We, in turn, are obligated to use our best efforts to ensure that these nominees are elected. In addition, those agreements provide that each of BlackRock and Highfields, as long as it, together with its affiliates, holds at least 10% of the voting power of our outstanding shares of capital stock, will have the right to nominate one member of each committee of our board of directors. As long as those nominees meet the independence standards applicable to those committees, we will appoint them as members of those committees. Those agreements also provide that neither our certificate of incorporation nor our bylaws, as in effect from time to time, may be amended in any manner that is adverse to BlackRock, Highfields or their respective affiliates without the consent of BlackRock or Highfields, as applicable, as long it, together with its affiliates, holds at least 5% of the voting power of our outstanding shares of capital stock.

Registration Rights Agreement

        We have entered into a registration rights agreement with BlackRock, Highfields and the other owners of PNMAC other than PennyMac Financial Services, Inc. pursuant to which BlackRock, Highfields and certain permitted transferees have the right, under certain circumstances and subject to certain restrictions, to require us to register for resale the shares of our Class A common stock delivered in exchange for Class A Units of PNMAC held by them. In October 2013, we filed a registration statement to register for resale the shares of our Class A common stock delivered in exchange for Class A Units of PNMAC on behalf of BlackRock, Highfields and other selling stockholders. The registration statement was declared effective on October 29, 2013. All securities registered under this registration statement are available for sale in the open market unless restrictions apply.

        Demand Registration Rights.    BlackRock and Highfields and certain permitted transferees each have the right to demand that we register their Class A common stock for resale, subject to the conditions set forth in the registration rights agreement, no more than three times in any twelve month period. BlackRock and Highfields and certain permitted transferees have the right under the registration rights agreement to require that we register their Class A common stock for resale. Such registration demand must reasonably be expected to result in aggregate gross cash proceeds to such demanding stockholder in excess of $25 million. Each of BlackRock and Highfields and certain permitted transferees will have the right to participate in any such demand registrations. We will not be obligated to effect a demand registration within 120 days of the effective date of a registration statement filed by us. We may postpone the filing of a registration statement for up to 60 days once in any 12-month period if our board of directors determines in good faith that the filing would reasonably be expected to materially adversely affect any material financing or acquisition of ours or require premature disclosure of information that would reasonably be expected to be materially adverse to us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these demand registration rights.

        Piggyback Registration Rights.    BlackRock, Highfields, certain of their permitted transferees and the minority stockholders which are parties to the agreement will each have the right to "piggyback" on any registration statements that we file on an unlimited basis, subject to the conditions set forth in the registration rights agreement. If we register any securities for public sale, stockholders with piggyback registration rights under the registration rights agreement have the right to include their shares in the registration for resale by them, subject to specified limitations and exceptions.

        S-3 Registration Rights.    If we are eligible to file a registration statement on Form S-3, the stockholders with S-3 registration rights under the registration rights agreement and certain permitted transferees can request that we register their shares for resale. Any registration must be reasonably expected by the demanding stockholder to result in aggregate gross cash proceeds to such demanding stockholder in excess of $10 million, and no more than three demands for an S-3 registration may be made in any 12-month period. If we are eligible as a Well Known Seasoned Issuer, or WKSI, the requesting stockholders may request that the shelf registration statement utilize the automatic shelf registration process under Rule 415 and Rule 462 promulgated under the Securities Act. If we are not eligible as a WKSI or are otherwise ineligible to utilize the automatic shelf registration process, then we are required to use our reasonable efforts to have the shelf registration statement declared effective.

Tax Receivable Agreement

        As described above, the holders of Class A Units of PNMAC other than us may (subject to the terms of the exchange agreement) exchange their Class A Units of PNMAC for shares of our Class A common stock, initially on a one-for-one basis. PNMAC intends to have in effect an election under Section 754 of the Code effective for each taxable year in which an exchange of Class A Units of PNMAC for shares of Class A common stock occurs, which may result in a special adjustment for PennyMac Financial Services, Inc. with respect to the tax basis of the assets of PNMAC at the time of an exchange of Class A Units of PNMAC, which adjustment affects only us, which we refer to as the "corporate taxpayer." The subsequent exchanges are expected to result in special increases for the corporate taxpayer in the tax basis of the assets of PNMAC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that the corporate taxpayer would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the existing tax basis, tax basis increase and increased deductions, and a court could sustain such a challenge.

        We have entered into a tax receivable agreement with the owners of PNMAC other than us that provides for the payment from time to time by the corporate taxpayer to those owners of 85% of the amount of the net tax benefits, if any, that the corporate taxpayer is deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges of Class A Units of PNMAC and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of the corporate taxpayer and not of PNMAC. For purposes of the tax receivable agreement, the tax benefit deemed realized by the corporate taxpayer will be computed by comparing the actual income tax liability of the corporate taxpayer (calculated with certain assumptions) to the taxes that the corporate taxpayer would have been required to pay had there been no increase to the tax basis of the assets of PNMAC as a result of the exchanges, and had the corporate taxpayer not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement. In the event of termination of the tax receivable agreement, we would be required to make an immediate payment equal to the present value of the anticipated future net tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

  •
  the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of PNMAC at the time of each exchange;

  •
  the price of shares of our Class A common stock at the time of the exchange—the tax basis increase in assets of PNMAC for the corporate taxpayer, as well as any related increase in allocations of tax deductions to the corporate taxpayer, is directly proportional to the price of shares of our Class A common stock at the time of the exchange;

  •
  the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and

  •
  the amount and timing of our income—the corporate taxpayer will be required to pay 85% of the net tax benefits as and when those benefits are treated as realized under the terms of the tax receivable agreement. If the corporate taxpayer does not have taxable income, the corporate taxpayer generally is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

        We expect that the payments that we may make under the tax receivable agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and/or distributions to us by PNMAC are not sufficient to permit us to make payments under the tax receivable agreement after we have paid taxes. Furthermore, our obligations to make payments under the tax receivable agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are deemed realized under the tax receivable agreement. The payments under the tax receivable agreement are not conditioned upon the continued ownership of us by the exchanging owners of PNMAC.

        In addition, the tax receivable agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, the corporate taxpayer's (or its successor's) obligations with respect to exchanged or acquired Class A Units of PNMAC (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that the corporate taxpayer would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As a result, (i) we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual net tax benefits we realize in respect of the tax attributes subject to the tax receivable agreement and (ii) if we elect to terminate the tax receivable agreement early, we would be required to make an immediate payment equal to the present value of the anticipated future net tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity, as well as our attractiveness as a target for an acquisition.

        Decisions made by certain owners of Class A Units of PNMAC in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by an exchanging or selling owner under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments.

        Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Payments not made when due under the tax receivable agreement generally would accrue interest at a rate of LIBOR plus 500 basis points. However, in the event that we do not have sufficient cash available to make a payment under the tax receivable agreement when that payment is due, under certain circumstances we may elect to defer that payment for up to two years. Payments that are deferred pursuant to this election would accrue interest at a rate of LIBOR plus 350 basis points.

        Payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, the corporate taxpayer will not be reimbursed for any payments previously made under the tax receivable agreement (except to the extent such amounts can be applied against future amounts that would otherwise be due under the tax receivable agreement). As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefits that the corporate taxpayer actually realizes in respect of the tax attributes subject to the tax receivable agreement.

PNMAC Limited Liability Company Agreement

        We are the sole managing member of PNMAC. Accordingly, we operate and control all of the business and affairs of PNMAC and, through PNMAC and its operating entity subsidiaries, conduct our business.

        Pursuant to the limited liability company agreement of PNMAC, we have the right to determine when distributions will be made to unit holders of PNMAC and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized; such distribution will be made to the unit holders of PNMAC pro rata in accordance with the percentages of their respective limited liability company interests.

        The unit holders of PNMAC, including us, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of PNMAC. Except as otherwise required under Section 704(c) of the Code, net profits and net losses of PNMAC will generally be allocated to its unit holders (including us) pro rata in accordance with their respective limited liability company interests. The limited liability company agreement of PNMAC will provide for quarterly cash distributions, which we refer to as "tax distributions," to the holders of the Class A Units of PNMAC if we, as the sole managing member of PNMAC, determine that the taxable income of PNMAC gives rise to taxable income for such holders. Generally, these quarterly tax distributions will be computed based on the taxable income of PNMAC multiplied by an assumed tax rate determined by us. Tax distributions will be made only to the extent that all distributions from PNMAC for the relevant year were insufficient to cover such tax liabilities.

        The limited liability company agreement of PNMAC also provides that substantially all expenses incurred by or attributable to us (such as expenses incurred in connection with this offering), but not including our obligations incurred under the tax receivable agreement and our income tax expenses, will be borne by PNMAC.

        The limited liability company agreement of PNMAC generally provides that at any time we issue a share of our Class A common stock or any other equity security, the net proceeds we receive with respect to such share, if any, shall be concurrently transferred to PNMAC and PNMAC will issue to us one Class A Unit with respect to such issuance of Class A common stock (or another equity interest in PNMAC with respect to other equity issuances by us). Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, then PNMAC will redeem from us the same number of Class A Units of PNMAC (subject to any change in the initial exchange rate provided for in the exchange agreement) at the same price.

        Other than us, in our capacity as managing member, holders of the Class A Units of PNMAC will have no voting rights with respect to PNMAC, except that (i) the managing member shall not create additional classes of units or securities for issuance to any party other than us and (ii) the managing member and PNMAC shall take no action or enter into any agreement that would limit the ability of PNMAC to make tax distributions or the ability of the managing member to make payments under the tax receivable agreement, provided that the managing member and PNMAC may enter into credit, financing or warehousing or similar agreements that limit or prohibit the making of tax distributions or payments under the tax receivable agreement if there is a default or event of default or if such distributions could result in a default or event of default thereunder, in each case without the consent of each of BlackRock and Highfields, as long as it, together with its affiliates, holds any Class A Units of PNMAC.

        Also, as long as BlackRock or Highfields, together with its affiliates, holds at least 3% of the number of Class A Units of PNMAC that were outstanding immediately following the initial public offering of our Class A common stock and the related purchase of Class A Units of PNMAC by us with the proceeds of that offering, PNMAC may not, without the consent of that holder, make any dilutive issuance (generally any issuance of units to us other than an issuance of Class A Units of PNMAC to us in connection with the issuance by us of an equivalent number of shares of Class A common stock as described above) of any units other than Class A Units of PNMAC to us. Further, as long as BlackRock or Highfields, together with its affiliates, holds any Class A Units of PNMAC, PNMAC may not, without the consent of that holder, make any dilutive issuance of any units to us if such issuance, together with all other such issuances made during the 365 day period ending on the date of such issuance, would cause the percentage of Class A Units of PNMAC (together with all other common equity securities of PNMAC) held by all members of PNMAC other than us to decrease by more than 0.5% during that period (ignoring, for the purposes of this calculation, units purchased by those members pursuant to the following sentence). Concurrently with each dilutive issuance, each member of PNMAC other than us will have the right to purchase, at the same price and on the same terms on which we are purchasing units in that dilutive issuance, up to the number of the same type of units as would be necessary for that member to beneficially own the same percentage of all such units outstanding immediately after the dilutive issuance as that member beneficially owned immediately prior to the dilutive issuance.

        Holders of Class A Units of PNMAC also have consent rights for amendments to the limited liability company agreement of PNMAC that materially and adversely affect the rights or duties of a holder on a discriminatory and non-pro rata basis. In addition, so long as either BlackRock or Highfields continues to own, together with its affiliates, a number of Class A Units of PNMAC representing more than 10% of the Class A Units of PNMAC outstanding immediately after the initial public offering of our Class A common stock, its consent will be required for any amendment to the limited liability company agreement of PNMAC. The consent of BlackRock and Highfields and any other member to whom BlackRock or Highfields has transferred Class A units in compliance with the limited liability company agreement of PNMAC will also be required to any amendment that (i) reduces such holder's tax distributions, (ii) limits such holder's ability to exercise its rights under the exchange agreement, (iii) requires such holder to make a capital contribution, (iv) increases such holder's obligations or permits the appointment of a new managing member other than a successor to PennyMac Financial Services, Inc. permitted under the limited liability company agreement of PNMAC,

(v) reduces or eliminates fiduciary duties of the managing member or officers, (vi) restricts or eliminates permitted transfers of Class A Units of PNMAC, (vii) reduces or eliminates indemnification or exculpation provisions, or (viii) changes certain provisions regarding the issuance of units by PNMAC or shares by us. In addition, the consent of BlackRock and Highfields will be required to convert the legal form of Private National Mortgage Association Company, LLC into a corporation, or treat it as other than a partnership for United States federal income tax purposes.

Management Agreements

        Our subsidiary, PCM, enters into investment management agreements with investment companies or funds that invest in residential mortgage assets. Presently, PCM is party to management agreements with the Investment Funds and with PMT.

        These management agreements require us to oversee the business affairs of the Investment Funds and PMT in conformity with the investment policies that are approved and monitored by such client's board or management. We are responsible for the client's day-to-day management and perform such services and activities related to the client's assets and operations as may be appropriate.

        PMT Management Agreement.    Effective February 1, 2013, we renewed our management agreement with PMT and PennyMac Operating Partnership, L.P. through February 1, 2017 and amended and restated its terms in order to better align the base and performance incentive components of our management fee with PMT's investment strategy. Pursuant to the terms of the amended and restated management agreement between PCM and PMT, PCM collects a base management fee and may collect a performance incentive fee, both payable quarterly and in arrears. The initial term of this management agreement expires, on February 1, 2017, subject to automatic renewal for additional 18-month periods, unless terminated earlier in accordance with the terms of the agreement.

        The base management fee is calculated at a defined annualized percentage of "shareholder's equity." "Shareholders' equity" is defined as the sum of the net proceeds from any issuances of PMT's equity securities since its inception (weighted for the time outstanding during the measurement period); plus PMT's retained earnings at the end of the quarter; less any amount that PMT pays for repurchases of its common shares (weighted for the time held during the measurement period); and excluding one-time events pursuant to changes in United States generally accepted accounting principles, or GAAP, and certain other non-cash charges after discussions between PCM and PMT's independent trustees and approval by a majority of PMT's independent trustees.

        The base management fee is equal to the sum of (i) 1.5% per annum of shareholders' equity up to $2 billion, (ii) 1.375% per annum of shareholders' equity in excess of $2 billion and up to $5 billion, and (iii) 1.25% per annum of shareholders' equity in excess of $5 billion. The base management fee is paid in cash.

        The performance incentive fee is calculated at a defined annualized percentage of the amount by which "net income," on a rolling four-quarter basis and before the incentive fee, exceeds certain levels of return on "equity." "Net income," for purposes of determining the amount of the performance incentive fee, is defined as net income or loss computed in accordance with GAAP and certain other non-cash charges determined after discussions between PCM and PMT's independent trustees and approval by a majority of PMT's independent trustees. "Equity" is the weighted average of the issue price per common share of all of PMT's public offerings, multiplied by the weighted average number of common shares outstanding (including restricted share units) in the four-quarter period.

        The performance incentive fee is calculated quarterly and escalates as net income (stated as a percentage return on equity) increases over certain thresholds. On each calculation date, the threshold amounts represent a stated return on equity, plus or minus a "high watermark" adjustment. The performance fee payable for any quarter is equal to: (a) 10% of the amount by which net income for the quarter exceeds (i) an 8% return on equity plus the high watermark, up to (ii) a 12% return on equity; plus (b) 15% of the amount by which net income for the quarter exceeds (i) a 12% return on equity plus the high watermark, up to (ii) a 16% return on equity; plus (c) 20% of the amount by which net income for the quarter exceeds a 16% return on equity plus the high watermark.

        The high watermark starts at zero and is adjusted quarterly. The quarterly adjustment reflects the amount by which the net income in that quarter exceeds or falls short of the lesser of 8% and the 30-year Fannie Mae current coupon MBS Yield (the target yield) for such quarter. If the net income is lower than the target yield, the high watermark is increased by the difference. If the net income is higher than the target yield, the high watermark is reduced by the difference. Each time a performance incentive fee is earned, the high watermark returns to zero. As a result, the threshold amounts required for PCM to earn a performance incentive fee are adjusted cumulatively based on the performance of PMT's net income over (or under) the target yield, until the net income in excess of the target yield exceeds the then-current cumulative high watermark amount, and a performance incentive fee is earned. The performance incentive fee may be paid in cash or in common shares of PMT (subject to a limit of no more than 50% paid in common shares), at PMT's option.

        Under this management agreement, PCM is entitled to reimbursement of its organizational and operating expenses, including third-party expenses, incurred on PMT's behalf.

        In general, the parties to this management agreement have agreed to negotiate in good faith to amend the provisions thereof relating to the compensation of PCM in order to cause such compensation to be materially consistent with market rates of compensation for services comparable to those provided under this management agreement if (a) PMT or PCM requests such negotiation after a determination by PMT or PCM that the rates of compensation payable to PCM differ materially from such market rates of compensation and (b) various conditions relating to the timing and frequency of such requests are satisfied, including the condition that no request be made before the second anniversary of the execution of this management agreement. If the parties are unable to reach agreement on the terms of a fee amendment within thirty days of the delivery of the relevant fee negotiation request, the terms of such fee amendment will be determined by final and binding arbitration procedures set forth in this management agreement.

        Under this management agreement, PCM may be entitled to a termination fee under certain circumstances. Specifically, the termination fee is payable for (1) PMT's termination of the management agreement without cause, (2) PCM's termination of the management agreement upon a default by PMT in the performance of any material term of the management agreement that has continued uncured for a period of 30 days after receipt of written notice thereof or (3) PCM's termination of the management agreement after PMT's termination without cause (excluding a non-renewal) of the mortgage banking and warehouse services agreement, the MSR recapture agreement, or the amended and restated flow servicing agreement, each of which is described below. The termination fee is equal to three times the sum of (a) the average annual base management fee, and (b) the average annual (or, if the period is less than 24 months, annualized) performance incentive fee earned by PCM, in each case during the 24-month period before termination.

        PMT may terminate this management agreement without the payment of any termination fee under certain circumstances, including, among other circumstances, in the event of uncured material breaches by PCM of this management agreement, upon a change in control of PCM (defined to include a 50% change in the shareholding of PCM in a single transaction or related series of transactions or Mr. Kurland's failure to continue as chief executive officer of PCM to the extent his suitable replacement (in PMT's discretion) has not been retained by PCM within six months thereof) or upon the termination of the mortgage banking and warehouse services agreement or the MSR recapture agreement by PLS without cause.

        This management agreement also provides that, prior to the undertaking by PCM or its affiliates of any new investment opportunity or any other business opportunity requiring a source of capital with respect to which PCM or its affiliates will earn a management, advisory, consulting or similar fee, PCM will present to PMT that new opportunity and the material terms on which PCM proposes to provide services before pursuing that opportunity with third parties.

        We earned approximately $19.6 million, $12.4 million and $6.7 million in base management fees, in fiscal years 2013, 2012 and 2011, respectively, and $12.8 million in performance incentive fees in fiscal year 2013, under our management agreements with PMT.

        Investment Funds Management Agreements.    We have investment management agreements with the Investment Funds pursuant to which we receive management fees consisting of base management fees and carried interest. The Investment Funds' management fees were based on the capital commitments of the respective funds from their inception through December 31, 2011, at which time the commitment period for each of the Investment Funds ended. Since the end of the commitment periods, the base management fees are based on the lesser of the funds' net asset values or aggregate capital contributions. The base management fees accrue at annual rates ranging from 1.5% to 2.0% of the applicable amounts on which they are based.

        We also recognize carried interest as a participation in the profits of the Investment Funds after their investors have achieved a preferred return of 8.0%, compounded annually and as defined in the management agreements. After the investors have achieved such preferred return, a "catch up" return accrues to us until we receive a specified percentage of such preferred return, taken together with our portion thereof. Thereafter, we participate in future returns in excess of the preferred return rate at the rate of 20.0%.

        The amount of the carried interest that we will receive depends on the Investment Funds' future performance. As a result, the amount of carried interest recorded by us at period end is subject to adjustment based on future results of the Investment Funds. We expect to collect the carried interest when the Investment Funds liquidate. The Investment Funds will continue in existence through December 31, 2016, subject to three one-year extensions by PCM at its discretion, in accordance with the terms of the limited liability company and limited partnership agreements that govern the Investment Funds.

        We earned from the Investment Funds approximately $7.9 million, $9.4 million and $9.9 million in base management fees, and approximately $13.4 million, $10.5 million and $12.6 million in carried interest, in fiscal years 2013, 2012 and 2011, respectively, under our management agreements with the Investment Funds. We did not earn any performance incentive fees during these periods under these management agreements.

Servicing Agreements

        Our subsidiary, PLS, enters into servicing agreements with investment companies or funds that invest in residential mortgage loans pursuant to which we provide servicing for our clients' portfolio of residential mortgage loans. Presently, PLS is party to servicing agreements with the Investment Funds and PMT.

        The loan servicing to be provided by us under the servicing agreements includes collecting principal, interest and escrow account payments, if any, with respect to mortgage loans, as well as managing loss mitigation, which may include, among other things, collection activities, loan workouts, modifications, foreclosures and short sales. We may also engage in certain loan origination activities that include refinancing mortgage loans and arranging financings that facilitate sales of real estate owned properties.

        PMT Loan Servicing Agreement.    Effective February 1, 2013, we amended our loan servicing agreement with PMT and established servicing fees that change the nature of the fees that we earn to fixed per-loan monthly amounts based on the delinquency, bankruptcy and foreclosure status of the serviced loan or the real estate acquired in settlement of a loan. The loan servicing agreement was further amended on March 1, 2013. The initial term of this servicing agreement expires on February 1, 2017, subject to automatic renewal for additional 18-month periods, unless terminated earlier in accordance with the terms of the agreement.

        The base servicing fees for distressed whole loans are calculated based on a monthly per-loan dollar amount, with the actual dollar amount for each loan based on the delinquency, bankruptcy and/or foreclosure status of such loan or the related underlying real estate. Presently, the base servicing fees for distressed whole loans range from $30 per month for current loans up to $125 per month for loans that are severely delinquent and in foreclosure.

        The base servicing fees for non-distressed mortgage loans subserviced by PLS on behalf of PMT are also calculated through a monthly per-loan dollar amount, with the actual dollar amount for each loan based on whether the mortgage loan is a fixed-rate or adjustable-rate loan. Presently, the base servicing fees for loans subserviced on behalf of PMT are $7.50 per month for fixed-rate loans and $8.50 per month for adjustable-rate mortgage loans. To the extent that these loans become delinquent, PLS is entitled to an additional servicing fee per loan falling within a range of $10 to $75 per month and based on the delinquency, bankruptcy and foreclosure status of the loan or the related underlying real estate.

        PLS is also entitled to customary ancillary income and certain market-based fees and charges, including boarding and deboarding fees, liquidation and disposition fees, and assumption, modification and origination fees.

        Except as otherwise provided in the MSR recapture agreement, when PLS effects a refinancing of a loan on PMT's behalf and not through a third-party lender and the resulting loan is readily saleable, or PLS originates a loan to facilitate the disposition of the real estate acquired by PMT in settlement of a loan, PLS is entitled to receive from PMT market-based fees and compensation consistent with pricing and terms PLS offers unaffiliated third parties on a retail basis.

        To the extent that PLS participates in HAMP (or other similar mortgage loan modification programs), PLS is entitled to retain any incentive payments made to it and to which it is entitled under HAMP, provided that with respect to any incentive payments paid to PLS in connection with a mortgage loan modification for which PMT previously paid PLS a modification fee, PLS is required to reimburse PMT an amount equal to the incentive payments.

        In addition, because PMT does not have any employees or infrastructure, PLS is required to provide a range of services and activities significantly greater in scope than the services provided in connection with a customary servicing arrangement. For these services, PLS receives from PMT a supplemental fee of $25 per month for each distressed whole loan and $3.25 per month for each other subserviced loan. With respect to non-distressed subserviced mortgage loans from and after January 1, 2014, the supplemental fee is subject to a cap of $700,000 per quarter. PLS is also entitled to reimbursement for all customary, good faith reasonable and necessary out-of-pocket expenses incurred in performance of its servicing obligations.

        In general, the parties to this servicing agreement have agreed to negotiate in good faith to amend the provisions thereof relating to the compensation of PLS in order to cause such compensation to be materially consistent with market rates of compensation for services comparable to those provided under this servicing agreement if (a) either party requests such negotiation after a determination by either party that the rates of compensation payable to PLS differ materially from such market rates of compensation and (b) various conditions relating to the timing and frequency of such requests are satisfied, including the condition that no request be made before the second anniversary of the execution of this servicing agreement. If the parties are unable to reach agreement on the terms of a fee amendment within thirty days of the delivery of the relevant fee negotiation request, the terms of that fee amendment will be determined by final and binding arbitration procedures set forth in this servicing agreement.

        No automatic renewal of this servicing agreement will occur upon the conclusion of the initial term or any renewal period if PMT or PLS delivers to the other party a notice of nonrenewal at least 180 days in advance. In addition, (i) PLS has the right to terminate this servicing agreement without cause if either of the mortgage banking and warehouse services agreement or the MSR recapture agreement is terminated by PMT without cause as provided in each such agreement or the management agreement is terminated by PMT without cause as provided in such agreement and (ii) PMT has the right to terminate the servicing agreement without cause if either of the mortgage banking and warehouse services agreement or the MSR recapture agreement is terminated by PLS without cause or the management agreement is terminated by PCM as provided in such agreement. This servicing agreement is further subject to termination under other circumstances, generally including (a) in whole, at the election of either party following a specified default or other for-cause event on the part of the other, (b) in part with respect to one or more individual loans, at the election of PMT in connection with a sale of such loan(s) or if such loan(s) become seriously delinquent or the real estate is acquired on behalf of the lender, and (c) in whole at the election of PLS or PMT if PMT or PLS, respectively, defaults in its obligations under the MSR recapture agreement. PMT is required to pay release fees to PLS in connection with certain terminations.

        Under this loan servicing agreement, PLS is entitled to reimbursement for all customary, bona fide reasonable and necessary out of pocket expenses incurred by PLS in connection with the performance of its servicing obligations.

        Investment Funds Loan Servicing Agreements.    Our servicing agreements with the Investment Funds generally provide for fee revenue of between 45 and 100 basis points of UPB per year, which varies depending on the type and quality of the loans being serviced. We are also entitled to certain customary market-based fees and charges. Previously, under the servicing agreements between us and the Investment Funds, on December 31, 2011 and the end of every calendar year thereafter, we are required to rebate to the Investment Funds an amount equal to the cumulative profit, if any, of the servicing operations attributable to the Investment Funds' assets, and, conversely, charge the Investment Funds if a loss has been incurred in order to effect overall "at cost" pricing with respect to loan servicing activities for those assets. Under these agreements, we also rebate to the Investment Funds 50% of any profit generated from loan originations resulting from the refinancing, or modification activities with respect to, loans that we subservice on behalf of the Investment Funds. We record the net rebate amounts as earned or incurred.

        This arrangement was modified, effective January 1, 2012, with respect to one of the Investment Funds. At that time, we settled our accrued servicing fee rebate and amended our servicing agreement with such fund to charge scheduled servicing fees in place of the previous "at cost" servicing arrangement.

        We earned approximately $46.5 million, $29.4 million and $25.0 million in loan servicing fees in fiscal years 2013, 2012 and 2011, respectively, in connection with work performed for PMT and the Investment Funds.

Other Agreements with PMT

        PMT Mortgage Banking and Warehouse Services Agreement.    Pursuant to the terms of the current mortgage banking and warehouse services agreement, PLS provides PMT with certain mortgage banking services, including fulfillment and disposition-related services, with respect to loans acquired by

PMT from correspondent lenders, and certain warehouse lending services, including fulfillment and administrative services, with respect to loans financed by PMT for its warehouse lending clients. Effective February 1, 2013, the mortgage banking and warehouse services agreement provides for a fulfillment fee paid to PLS based on the type of mortgage loan that PMT acquires. The fulfillment fee is equal to a percentage of the UPB of mortgage loans purchased by PMT, with the addition of potential fee rate discounts applicable to PMT's monthly purchase volume in excess of designated thresholds. Pursuant to the mortgage banking and warehouse services agreement, PLS has agreed to provide such services exclusively for PMT's benefit, and PLS and its affiliates are prohibited from providing such services for any other third party. However, such exclusivity and prohibition shall not apply, and certain other duties instead will be imposed upon PLS, if PMT is unable to purchase or finance mortgage loans as contemplated under the mortgage banking and warehouse services agreement for any reason. The initial term of the mortgage banking and warehouse services agreement expires on February 1, 2017, subject to automatic renewal for additional 18-month periods, unless terminated earlier in accordance with the terms of the agreement.

        PLS is entitled to a fulfillment fee based on the type of mortgage loan that PMT acquires and equal to a percentage of the unpaid principal balance of such mortgage loan. Presently, the applicable percentages are (i) 0.50% for conventional mortgage loans, (ii) 0.88% for loans underwritten in accordance with the Ginnie Mae Mortgage-Backed Securities Guide, (iii) 0.80% for the U.S. Department of the Treasury and U.S. Department of Housing and Urban Development, or HUD's, Home Affordable Refinance Program, or HARP, mortgage loans with a loan-to-value ratio of 105% or less, (iv) 1.20% for HARP mortgage loans with a loan-to-value ratio of greater than 105%, and (v) 0.50% for all other mortgage loans not contemplated above; provided, however, that PLS may, in its sole discretion, reduce the amount of the applicable fulfillment fee and credit the amount of such reduction to the reimbursement otherwise due as described in the following paragraph. This reduction may only be credited to the reimbursement applicable to the month in which the related mortgage was funded.

        In the event that PMT purchases mortgage loans with an UPB in any month totaling more than $2.5 billion and less than $5 billion, PLS has agreed to discount the amount of such fulfillment fees by reimbursing PMT an amount equal to the product of (i) 0.025%, (ii) the amount of UPB in excess of $2.5 billion and (iii) the percentage of the total UPB relating to mortgage loans for which PLS collected fulfillment fees in such month. In the event PMT purchases mortgage loans with an total UPB in any month greater than $5 billion, PLS has agreed to further discount the amount of fulfillment fees by reimbursing PMT an amount equal to the product of (i) 0.05%, (ii) the amount of UPB in excess of $5 billion and (iii) the percentage of the total UPB relating to mortgage loans for which the Company collected fulfillment fees in such month.

        In consideration for the mortgage banking services provided by PLS with respect to PMT's acquisition of mortgage loans under its early purchase program, PLS is entitled to fees (i) accruing at a rate equal to $25,000 per year per early purchase facility administered by PLS, and (ii) in the amount of $50 for each mortgage loan that PMT acquires.

        In consideration for the warehouse services provided by PLS with respect to mortgage loans that PMT finances for its warehouse lending clients, with respect to each facility, PLS is entitled to fees (i) accruing at a rate equal to $25,000 per year, and (ii) in the amount of $50 for each mortgage loan that PMT finances thereunder.

        Where PMT has entered into both an early purchase program and a warehouse facility to the same client, PLS shall only be entitled to one $25,000 per year fee, and, with respect to any mortgage loan that becomes subject to both such agreements, only one $50 per loan fee.

        Notwithstanding any provision of the mortgage banking and warehouse services agreement to the contrary, if it becomes reasonably necessary or advisable for PLS to engage in additional services in connection with post-breach or post-default resolution activities for the purposes of a correspondent lending agreement, a warehouse agreement or a re-warehouse agreement, then PMT has generally agreed with PLS to negotiate in good faith for additional compensation and reimbursement of expenses to be paid to PLS for the performance of such additional services.

        In general, the parties to the mortgage banking and warehouse services agreement have agreed to negotiate in good faith to amend the provisions of the mortgage banking and warehouse services agreement relating to the compensation of PLS in order to cause such compensation to be materially consistent with market rates of compensation for services comparable to those provided under the mortgage banking and warehouse services agreement if (a) either party requests such negotiation after a determination by either party that the rates of compensation payable to PLS differ materially from such market rates of compensation and (b) various conditions relating to the timing and frequency of such requests are satisfied, including the condition that no request be made before the second anniversary of the execution of the mortgage banking and warehouse services agreement. If the parties are unable to reach agreement on the terms of a fee amendment within thirty days of the delivery of the relevant fee negotiation request, the terms of that fee amendment will be determined by final and binding arbitration procedures set forth in the mortgage banking and warehouse services agreement.

        No automatic renewal of the mortgage banking and warehouse services agreement will occur upon the conclusion of the initial term or any renewal period if PMT or PLS delivers to the other party a notice of nonrenewal at least 180 days in advance. In addition, (i) PLS has the right to terminate the mortgage banking and warehouse services agreement without cause if the MSR recapture agreement is terminated by PMT without cause as provided in such agreement, the servicing agreement is terminated by PMT without cause as provided in such agreement or the management agreement is terminated by us without cause as provided in such agreement, and (ii) PMT has the right to terminate the mortgage banking and warehouse services agreement without cause if the MSR recapture agreement or the servicing agreement is terminated by PLS without cause as provided in each such agreement or the management agreement is terminated by PCM without cause as provided in such agreement. The mortgage banking and warehouse services agreement is further subject to termination under other circumstances, generally including at the election of either party following a specified default or other for-cause event on the part of the other. In the case of a non-renewal or termination of the mortgage banking and warehouse services agreement, PMT will be entitled under certain circumstances to require that PLS continue to provide correspondent lending services for a specified number of months following the scheduled expiration or termination, in which case the then current fee structure and exclusivity obligations applicable to such services would remain in effect.

        In connection with the execution of the mortgage banking and warehouse services agreement, PMT and PLS entered into an agreement terminating, effective on February 1, 2013, the amended and restated mortgage banking services agreement, dated as of November 1, 2010 (as amended, supplemented or otherwise modified), between PMT and PLS and mutually waived any and all notice and timing requirements applicable to such termination.

        We earned approximately $79.7 million, $62.9 million and $1.7 million in fulfillment fees in fiscal years 2013, 2012 and 2011, respectively, under our mortgage banking and warehouse services agreements with PMT, and we paid to PMT approximately $4.6 million, $2.5 million and $0.2 million in sourcing fees in fiscal years 2013, 2012 and 2011, respectively.

        MSR Recapture Agreement.    PLS has also entered into an MSR recapture agreement with PMT. Pursuant to the terms of the MSR recapture agreement, if PLS refinances through its retail lending business loans for which PMT previously held the MSRs, PLS is generally required to transfer and convey to one of PMT's wholly-owned subsidiaries, without cost to PMT, the MSRs with respect to new mortgage loans originated in those refinancings (or, under certain circumstances, other mortgage loans) that have a total UPB that is not less than 30% of the total UPB of all the loans so originated. Where the fair market value of the aggregate MSRs to be transferred is less than $200,000, PLS may, at its option, pay cash to PMT in an amount equal to such fair market value in lieu of transferring such MSRs.

        The MSR recapture agreement expires, unless terminated earlier in accordance with the agreement, on February 1, 2017, subject to automatic renewal for additional 18-month periods.

        In general, the parties to the MSR recapture agreement have agreed to negotiate in good faith to amend the provisions thereof relating to the compensation of PLS in order to cause such compensation to be materially consistent with market rates of compensation for services comparable to those provided under the MSR recapture agreement if (a) either party requests such negotiation after a determination by either party that the rates of compensation payable to PLS differ materially from such market rates of compensation and (b) various conditions relating to the timing and frequency of such requests are satisfied, including the condition that no request be made before the second anniversary of the execution of the MSR recapture agreement. If the parties are unable to reach agreement on the terms of a fee amendment within thirty days of the delivery of the relevant fee negotiation request, the terms of such fee amendment will be determined by final and binding arbitration procedures set forth in the MSR recapture agreement.

        No automatic renewal of the MSR recapture agreement will occur upon the conclusion of the initial term or any renewal period if PMT or PLS delivers to the other party a notice of nonrenewal at least 180 days in advance. In addition, (i) PLS has the right to terminate the MSR recapture agreement without cause if the mortgage banking and warehouse services agreement is terminated by PMT without cause as provided in such agreement, the servicing agreement is terminated by PMT without cause as provided in such agreement or the management agreement is terminated by us without cause as provided in such agreement, and (ii) PMT has the right to terminate the MSR recapture agreement without cause if the mortgage banking and warehouse services agreement or the servicing agreement is terminated by PLS without cause as provided in each such agreement or the management agreement is terminated by PCM without cause as provided in such agreement. In addition, if PMT exercises its right to terminate the servicing agreement without cause in connection with sales of one or more mortgage loans serviced thereunder, PLS will be entitled to terminate the MSR recapture agreement solely with respect to such mortgage loans. Following any termination of the MSR recapture agreement, PLS is prohibited from taking action with respect to the refinancing of the mortgage loans involved in the termination, subject to various exceptions, including an exception with respect to generalized advertising not targeted exclusively to the borrowers under such mortgage loans.

        Spread Acquisition and MSR Servicing Agreements.    Effective February 1, 2013, PLS entered into a master spread acquisition and MSR servicing agreement, or the 2/1/13 Spread Acquisition Agreement, pursuant to which it may sell to PMT or one of its wholly owned subsidiaries the rights to receive certain excess servicing spread, or ESS, from MSRs acquired by PLS from banks and other third party financial institutions. PLS is generally required to service or subservice the related mortgage loans for the applicable agency or investor. The terms of each transaction under the 2/1/13 Spread Acquisition Agreement are subject to the terms thereof, as modified and supplemented by the terms of a confirmation executed in connection with such transaction.

        To the extent PLS refinances any of the mortgage loans relating to the ESS sold to PMT, the 2/1/13 Spread Acquisition Agreement contains recapture provisions requiring that PLS transfer to PMT, at no cost, the ESS relating to a certain percentage of the UPB of the newly originated mortgage loans. To the extent the fair value of the aggregate ESS to be transferred for the applicable month is less than $200,000, PLS may, at its option, wire cash to PMT in an amount equal to such fair value instead of transferring such ESS.

        On December 30, 2013, PLS entered into a second master spread acquisition and MSR servicing agreement with PMT, or the 12/30/13 Spread Acquisition Agreement. The terms of the 12/30/13 Spread

Acquisition Agreement are substantially similar to the terms of the 2/1/13 Spread Acquisition Agreement, except that PLS only intends to sell ESS relating to Ginnie Mae MSRs under the 12/30/13 Spread Acquisition Agreement.

        To the extent PLS refinances any of the mortgage loans relating to the ESS it sells to PMT, the 12/30/13 Spread Acquisition Agreement also contains recapture provisions requiring that PLS transfer to PMT, at no cost, the ESS relating to a certain percentage of the UPB of the newly originated mortgage loans. However, under the 12/30/13 Spread Acquisition Agreement, in any month where the transferred ESS relating to newly originated Ginnie Mae mortgage loans is not equivalent to at least 90% of the product of the excess servicing fee rate and the UPB of the refinanced mortgage loans, PLS is also required to transfer additional ESS or cash in the amount of such shortfall. Similarly, in any month where the transferred ESS relating to modified Ginnie Mae mortgage loans is not equivalent to at least 90% of the product of the excess servicing fee rate and the UPB of the modified mortgage loans, the 12/30/13 Spread Acquisition Agreement contains provisions that require PLS to transfer additional ESS or cash in the amount of such shortfall. To the extent the fair value of the aggregate ESS to be transferred for the applicable month is less than $200,000, PLS may, at its option, wire cash to PMT in an amount equal to such fair value instead of transferring such ESS.

        In connection with PLS' entry into the 12/30/13 Spread Acquisition Agreement, it was also required to amend the terms of its loan and security agreement, or the LSA, with Credit Suisse First Boston Mortgage Capital LLC, or CSFB, pursuant to which PLS pledged to CSFB all of its rights and interests in the Ginnie Mae MSRs it owns or acquires, and a separate acknowledgement agreement with respect thereto, by and among Ginnie Mae, CSFB and PLS. Separately, as a condition to permitting PLS to transfer to PMT the ESS relating to a portion of PLS' pledged Ginnie Mae MSRs, CSFB required PMT to enter into a Security and Subordination Agreement, or the Security Agreement, pursuant to which PMT pledged to CSFB its rights under the 12/30/13 Spread Acquisition Agreement and its interest in any ESS purchased thereunder. CSFB's lien on the ESS remains subordinate to the rights and interests of Ginnie Mae pursuant to the provisions of the 12/30/13 Spread Acquisition Agreement and the terms of the acknowledgement agreement.

        The Security Agreement permits CSFB to liquidate PMT's ESS along with the related MSRs to the extent there exists an event of default under the LSA, and it contains certain trigger events, including breaches of representations, warranties or covenants and defaults under other of PMT's credit facilities, that would require PLS to either (i) repay in full the outstanding loan amount under the LSA or (ii) repurchase the ESS from PMT at fair value. To the extent PLS is unable to repay the loan under the LSA or repurchase the ESS, an event of default would exist under the LSA, thereby entitling CSFB to liquidate the ESS and the related MSRs. In the event the ESS is liquidated as a result of certain actions or inactions of PLS, PMT generally would be entitled to seek indemnity from PLS under the 12/30/13 Spread Acquisition Agreement.

        Reimbursement Agreement.    In connection with the initial public offering of common shares of PMT, on August 4, 2009 our subsidiary, PCM, entered into an agreement with PMT pursuant to which PMT agreed to reimburse PCM for the $2.9 million payment that PCM made to the underwriters for PMT's initial public offering if PMT satisfied certain performance measures over a specified period of time. We refer to this as the "Conditional Reimbursement." The reimbursement agreement provides for the reimbursement of PCM of the Conditional Reimbursement if PMT is required to pay PCM performance incentive fees under the amended and restated management agreement described above, at a rate of $10 in reimbursement for every $100 of performance incentive fees earned. The reimbursement of the Conditional Reimbursement is subject to a maximum reimbursement in any particular 12 month period of $1.0 million and the maximum amount that may be reimbursed under the agreement is $2.9 million. PCM received payments from PMT totaling $944,000 during the year ended December 31, 2013. In the event that the termination fee is payable to PCM under the amended and restated management agreement and PCM has not received the full amount of the reimbursements and payments under the reimbursement agreement, this amount will be paid in full. The term of the reimbursement agreement expires on February 1, 2019.

        Confidentiality Agreement.    Pursuant to the Confidentiality Agreement, we agreed to standard confidentiality obligations with PMT and agreed that we and certain of our affiliates shall be prohibited from pursuing an acquisition of PMT, and PMT shall be prohibited from pursuing an acquisition of us, except through negotiations with our respective boards, for a period of three years.

Our Investment in PMT

        We received dividends of $216,000, $167,000 and $138,000 in fiscal years 2013, 2012 and 2011, respectively, as a result of our investment in common shares of PMT.

Management Investments in PNMAC

        Certain executive officers have been provided with the opportunity to purchase units in PNMAC. The numbers of units offered for purchase to such executive officers were determined based upon the recommendation of our Chief Executive Officer and approval by the board of directors of PNMAC based upon the individual's position and other relevant factors.

        We previously extended loans to certain of our executive officers to facilitate the acquisitions of such units. All such loans and advances made to our executive officers were repaid prior to the initial public offering of our Class A common stock.

	2013	2012	2011
Stanford L. Kurland
Number of preferred units purchased	—	1,599.53	2,813.98
Aggregate purchase price	—	$1,599,530	$2,813,980
Purchase loans	—	—	—
Other loans and advances	—	—	—
David A. Spector
Number of preferred units purchased	—	248.05	446.29
Aggregate purchase price	—	$248,045	$446,295
Purchase loans	—	$248,045	$350,045
Other loans and advances	—	—	—
Steve Bailey
Number of preferred units purchased	—	106.35	191.35
Aggregate purchase price	—	$106,350	$191,350
Purchase loans	—	$106,350	$106,350
Other loans and advances	—	75,000	75,000
Andrew S. Chang
Number of preferred units purchased	—	171.41	308.41
Aggregate purchase price	—	$171,410	$308,410
Purchase loans	—	$171,410	$234,910
Other loans and advances	—	—	—
Vandad Fartaj
Number of preferred units purchased	—	159.84	287.59
Aggregate purchase price	—	$159,840	$287,590
Purchase loans	—	$159,840	$212,040
Other loans and advances	—	—	—

	2013	2012	2011
Jeffrey P. Grogin
Number of preferred units purchased	—	91.1	233.81
Aggregate purchase price	—	$91,095	$233,805
Purchase loans	—	$91,095	$214,905
Other loans and advances	—	—	—
Anne D. McCallion
Number of preferred units purchased	—	138.01	318.22
Aggregate purchase price	—	$138,010	$318,220
Purchase loans	—	—	—
Other loans and advances	—	—	—
Daniel S. Perotti
Number of preferred units purchased	—	26.28	47.28
Aggregate purchase price	—	$26,275	$47,275
Purchase loans	—	$26,275	$26,275
Other loans and advances	—	—	—
David M. Walker
Number of preferred units purchased	—	205.51	369.76
Aggregate purchase price	—	$205,505	$369,755
Purchase loans	—	$205,505	$205,505
Other loans and advances	—	—	—

Other Transactions With Related Persons

  Related Party Employment Relationships

        Presently, we employ Mr. Kurland's brother-in-law, Robert Schreibman. We established Mr. Schreibman's compensation in accordance with our employment and compensation practices applicable to employees with equivalent qualifications and responsibilities holding similar positions. None of the executive officers has a material interest in this employment relationship nor do any of them share a home with Mr. Schreibman. Mr. Schreibman does not report directly to any of our executive officers.

        We have employed Mr. Schreibman since 2008, as Senior Vice President, Asset Management, for the following approximate amounts: in 2013, $242,288 in base salary and bonus, and a gross-up for payment of self-employment taxes in the amount of $10,943; in 2012, $242,280 in base salary and bonus and a gross-up for payment of self-employment taxes in the amount of $9,654; and in 2011, $206,684 in base salary and bonus and a gross-up for payment of self-employment taxes in the amount of $9,246. On June 13, 2013, we granted Mr. Schreibman time-based and performance-based restricted stock units and nonstatutory stock options with a total grant date fair value of $34,645. In addition, on October 17, 2011, Mr. Schreibman purchased from us pursuant to a company loan 116.36 of our preferred units, with a market value of $1,068 per unit, at a purchase price of $1,000 per unit, and we granted Mr. Schreibman 63.98 common units with a market value of $68 per unit. Mr. Schreibman has also been entitled to receive employee benefits generally available to all employees.

        Presently, we also employ Mr. Vandad Fartaj's brother, Vala Fartaj. We established Mr. Vala Fartaj's compensation in accordance with our employment and compensation practices applicable to employees with equivalent qualifications and responsibilities holding similar positions. None of the executive officers has a material interest in this employment relationship nor do any of them share a home with Mr. Vala Fartaj. Mr. Vala Fartaj does not report directly to any of our executive officers.

        We have employed Mr. Vala Fartaj since 2008, as a Senior Vice President, Mortgage Trading, for the following approximate amounts: in 2013, $328,152 in base salary and bonus, and a gross-up for payment of self-employment taxes in the amount of $12,961; in 2012, $229,698 in base salary and bonus and a gross-up payment for the payment of self-employment taxes in the amount of $1,608; and in 2011, $220,802 in base salary and bonus and a gross-up payment for the payment of self-employment taxes in the amount of $2,632. On June 13, 2013, we granted Mr. Vala Fartaj time-based and performance-based restricted stock units and nonstatutory stock options with a total grant date fair value of $56,201. In addition, on October 25, 2010, we granted Mr. Vala Fartaj 85.32 common units with a market value of $279 per unit and, on October 17, 2011, we granted Mr. Vala Fartaj 63.89 common units with a market value of $68 per unit. Mr. Vala Fartaj has also been entitled to receive employee benefits generally available to all employees.

  PNMAC Foodservice Agreement with Me N U Kitchen, LLC

        In August 2011, we entered into a foodservice agreement with Me N U Kitchen, LLC, or MNU. MNU is a limited liability company, the membership and percentage interests of which are held equally in fifty percent increments by Ashley Rubinstein, a daughter of Mr. Kurland, and Marci Grogin, the wife of Mr. Grogin.

        Pursuant to the terms of the foodservice agreement, MNU provides onsite foodservice (including cafeteria and catering services) to us and our employees on a contract basis. For these services, we pay MNU a monthly management fee equal to the greater of (a) $15,000 (or, during months in which our headcount is less than 600, $10,000), or (b) one-half of an adjusted profit that is calculated based on the fair value of food served by MNU without charge or at a standard discount, in either case to our officers, employees or business partners.

        For its services in 2013, 2012 and 2011, we paid MNU management fees of $142,375, $152,500 and $60,000, respectively. Ms. Rubinstein also received payments of $4,930 in 2013, $19,870 in 2012 and $3,500 in 2011 (for the period between August 2011 and year end), and Mrs. Grogin received payments of $12,200 in 2013, $20,780 in 2012 and $3,500 in 2011 (for the period between August 2011 and year end).

        In addition, we do not charge MNU rent, its portion of utilities (including telephone and internet availability) or maintenance charges for the equipment it uses in connection with its use of the cafeteria and kitchen facilities, and we are required to bear certain other defined costs and expenses associated with MNU's operation of its foodservice business. The amount of such costs and expenses was estimated to be approximately $125,000 in 2013, $150,000 in 2012 and $75,000 in 2011 (for the period between August 2011 and year end). We also purchased an off-the-shelf "Point of Sale" system for $32,163 and pay on MNU's behalf a monthly hosting and maintenance charge of $370.

  Other Agreements and Arrangements

        PCM paid approximately $123,000, $124,000 and $124,000 in 2013, 2012 and 2011, respectively, to BlackRock Financial Management, Inc., an affiliate of BlackRock, as a fee for use of the BlackRock Solutions AnSer and Market Data analytics software.

Related Party Transactions Policy

        We have adopted a policy that specifically governs related party transactions. The policy generally prohibits any related party transaction unless it is approved by our related-party matters committee in accordance with the policy. With certain exceptions, a related party transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 in the aggregate in any calendar year, and in which any related party has, had or will have a direct or indirect interest.

A related party is any person who is, or at any time since the beginning of our last fiscal year was one of our directors or executive officers or a nominee to become one of our directors; any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; and any immediate family member of any of the foregoing persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any of the foregoing persons); and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

        The related party transactions policy governs the process for identifying potential related party transactions and seeking review, approval or ratification of such transactions. In addition, each of our directors and executive officers will be required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. We will review these questionnaires and, if we determine that it is necessary, discuss any reported transactions with our entire board of directors in accordance with the related party transactions policy.

Indemnification of Directors and Officers

        Our bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by the DGCL. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

        We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. In addition, our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

        The limited liability company agreement of PNMAC also requires PNMAC to indemnify its officers, members, managers and other affiliates to the fullest extent permitted by Delaware law, and advance expenses to its officers, members, managers and other affiliates as incurred in connection with legal proceedings against them for which they may be indemnified. The rights conferred in the limited liability company agreement of PNMAC are not exclusive.

        There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PLAN OF DISTRIBUTION

        The selling stockholders (which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer) may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on the NYSE or any other stock exchange, market or trading facility on which the shares are listed, quoted or traded, including the over-the-counter market, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholder and, at the time of determination, may be higher or lower than the market price of our Class A common stock on the NYSE.

        The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

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  privately negotiated transactions;

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  short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  agreements by broker-dealers with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

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  a combination of any such methods of sale; or

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  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

        In connection with the sale of our shares, the selling stockholders may sell the shares directly or through broker-dealers acting as a principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best efforts basis pursuant to an underwriting agreement in the form attached to the registration statement of which this prospectus is a part or pursuant to an underwriting agreement in any other form. The selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders, broker-dealers or agents that participate in the sale of the

Class A common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act.

        Any discounts, commissions, concessions or profit that they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject tothe prospectus delivery requirements of the Securities Act and may have liability as underwriters under the Securities Act.

        The aggregate proceeds to each selling stockholder from the sale of our Class A common stock offered by them will be the purchase price of the Class A common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Class A common stock to be made directly or through agents. We will not receive any of the proceeds from an offering by the selling stockholders.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares by a broker- dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        To the extent required, the shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, our Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to activities of certain of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file an amendment to this prospectus or a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

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  the number of shares being offered;

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  the names of such selling stockholder and the participating underwriters, broker-dealers or agents;

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  any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commission or concessions allowed or re-allowed or paid by any underwriters to dealers;

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  the public offering price; and

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  other material terms of the offering.

        In the ordinary course of business, certain of the underwriters, broker-dealers or agents and their affiliates who may become involved in the sale of the Class A common stock may be customers and/or suppliers of, engage in transactions with, and perform services for, us.

        We will pay all the fees and expenses incurred by us incident to the registration of the shares, except for underwriting discounts and commissions, fees and disbursements for counsel for any selling stockholder and certain other expenses, all of which will be borne by the selling stockholders.

        We have agreed to indemnify the selling stockholders and their affiliates and representatives against certain liabilities, including liabilities arising under the Securities Act, in connection with the registration of the resales of the shares to which this prospectus relates.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

        Our authorized capital stock consists of 200,000,000 shares of Class A common stock, par value $0.0001 per share, 1,000 shares of Class B common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

  Class A Common Stock

        Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

        Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

        Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

        Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

  Class B Common Stock

        Each holder of Class B common stock is entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Class A Unit of PNMAC held by such holder. Accordingly, the unit holders of PNMAC holding shares of Class B common stock collectively have a number of votes in PennyMac Financial Services, Inc. that is equal to the aggregate number of Class A Units of PNMAC that they hold.

        Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

        Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of PennyMac Financial Services, Inc.

        As our members of PNMAC exchange Class A Units of PNMAC for shares of Class A common stock, the voting power afforded to them by their shares of Class B common stock is automatically and correspondingly reduced.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

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  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

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  the voting rights, if any, of the holders of the series;

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  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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  the dates at which dividends, if any, will be payable;

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  the rights of priority and amounts payable, if any, on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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  the redemption rights and price or prices, if any, for shares of the series;

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  the terms of any purchase, retirement or sinking fund, if any, provided for shares of the series;

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  the terms, if any, upon which the shares of the series will be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by our company or any other entity;

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  restrictions, if any, upon issuance of indebtedness of our company so long as any shares of the series are outstanding; and

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  restrictions, if any, on the issuance of shares of the same series or of any other class or series.

        We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their shares of Class A common stock over the market price of the shares of Class A common stock.

Authorized but Unissued Capital Stock

        The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

  Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

  Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Our certificate of incorporation provides that special meetings of the stockholders may be called only by or at the direction of our board of directors, two or more of our directors, the chairman of our board, our chief executive officer or one or more holders of at least a minimum percentage of the voting power of the outstanding shares of our capital stock. This minimum will initially be 25% and will automatically increase to 51% on the first date on which the holders of outstanding shares of our Class A common stock (other than any holder that was, or whose affiliate was, a member of PNMAC immediately prior to the initial public offering of our Class A common stock) hold more than 51% of the voting power of all outstanding shares of our capital stock. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

        Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made pursuant to our stockholders agreements with BlackRock and Highfields or by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

        Our certificate of incorporation provides that the board of directors is expressly authorized to make, alter, or repeal our bylaws provided that, pursuant to our separate stockholder agreements with BlackRock and Highfields, if that action, amends the specific rights of BlackRock or Highfields in an adverse manner when that entity, together with its affiliates, holds at least 5% of the voting power of our outstanding shares of capital stock, such action is approved by that entity.

  No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting.

  Amendments to Certificate of Incorporation and Bylaws

        The DGCL provides that, unless a corporation's certificate of incorporation provides otherwise, the affirmative vote of holders of shares constituting a majority of the votes of all shares entitled to vote may approve amendments to the certificate of incorporation. In addition to the stockholder approval required by the DGCL, our separate stockholder agreements with BlackRock and Highfields provide that our certificate of incorporation may not be amended in any manner that is adverse to BlackRock or Highfields without the consent of BlackRock or Highfields, as applicable, as long as such stockholder, together with its affiliates, holds more than 5% of the voting power of all of our outstanding shares of capital stock.

        Our certificate of incorporation authorizes our board of directors, as well as our stockholders, to amend or repeal our bylaws, provided that, pursuant to our separate stockholder agreements with BlackRock and Highfields if that action by either our board of directors or our stockholders amends the bylaws in a manner adverse to BlackRock or Highfields when that entity, together with its affiliates, holds at least 5% of the voting power of our outstanding shares of capital stock, such action is approved by that entity.

  Stockholder Action by Written Consent

        Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's certificate of incorporation provides otherwise. Our bylaws prohibit the taking of any action of our stockholders by written consent without a meeting unless that action is taken with regard to a matter that has been approved by our board of directors or requires the approval only of certain classes or series of our stock.

  Delaware Anti-Takeover Statute

        We have not opted out of, and therefore are subject to, Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company's board of directors.

        In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. If Section 203 were to apply to us, we expect that it would have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. In such event, we would also anticipate that Section 203 could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunity

        Our certificate of incorporation provides that neither BlackRock nor Highfields or their respective affiliates has any duty to refrain from engaging directly or indirectly in a corporate opportunity in the same or similar lines of business in which we now engage or propose to engage. In addition, in the event that either of BlackRock or Highfields acquires knowledge of a potential transaction or other business or employee thereof, they shall not be liable to us nor to any of our stockholders (or any affiliates thereof) for breach of any fiduciary or other duty by engaging in any such activity and we waive and renounce any claim based on such activity. This provision applies even if the business opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Our stockholder agreements with BlackRock and Highfields provide that any amendment or repeal of the provisions related to corporate opportunities described above requires the consent of each of BlackRock and Highfields as long as they, or any of their affiliates, hold any equity interest in us.

Registration Rights

        The following are entitled to rights with respect to the registration under the Securities Act of the shares of Class A common stock for which their Class A Units of PNMAC have been, or may be, exchanged:

  •
  BlackRock, which is the holder of 1,800,000 shares of our Class A common stock issued upon the exchange of 1,800,000 Class A Units of PNMAC and 13,760,647 Class A Units of PNMAC initially exchangeable for 13,760,647 shares of our Class A common stock as of March 12, 2014;

  •
  Highfields, which is the holder of 20,169,732 Class A Units of PNMAC initially exchangeable for 20,169,732 shares of our Class A common stock as of March 12, 2014;

  •
  Fidelity Investments Charitable Gift Fund, which, as of March 12, 2014, is the holder of 6,110,000 shares of our Class A common stock issued upon the exchange of 6,110,000 Class A Units of PNMAC; and

  •
  58 other holders collectively owning 21,079,023 Class A Units of PNMAC initially exchangeable for 21,079,023 shares of our Class A common stock as of March 12, 2014.

        These registration rights are contained in our registration rights agreement, which is described under "Certain Relationships and Related Transactions—Registration Rights Agreement" above and a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Limitations of Liability and Indemnification

        See "Executive and Director Compensation—Limitation on Liability and Indemnification Matters."

Market Listing

        Our Class A common stock is listed on the NYSE under the symbol "PFSI."

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDERS

        The following table sets forth information as of March 12, 2014 for each selling stockholder regarding the beneficial ownership of shares of our Class A common stock and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. The percentage of shares beneficially owned before the offering is based on the number of shares of our Class A common stock outstanding as of March 12, 2014. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders.

        Except as described elsewhere in this prospectus, the selling stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our securities.

        Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

        Beneficial ownership is determined with respect to each selling stockholder in accordance with the rules and regulations of the SEC by assuming that such stockholder (and no other stockholder) has exchanged all of its or his Class A Units of PNMAC for an equivalent number of shares of our Class A common stock. Except as otherwise indicated, the business address for each of the following persons is c/o PennyMac Financial Services, Inc., 6101 Condor Drive, Moorpark, California 93021.

        As of March 12, 2014, there were 20,879,486 shares of our Class A common stock outstanding.

	Shares of Class A Common Stock Beneficially Owned Prior to This Offering(1)				Shares of Class A Common Stock Beneficially Owned After This Offering
Name	Number	%	% of Total Voting Power and Total Economic Interest in PNMAC(2)	Shares of Class A Common Stock Being Offered(3)	Number	%	% of Total Voting Power and Total Economic Interest in PNMAC(2)
BlackRock Mortgage Ventures, LLC	16,073,278	45.72%	21.18%	15,560,647	512,631	2.46%	0.68%
HC Partners LLC	20,169,732	49.14%	26.58%	20,169,732	0	0%	0%
Fidelity Investments Charitable Gift Fund	6,110,000	29.26%	8.05%	6,110,000	0	0%	0%
Matthew Botein	1,218,552	5.51%	1.61%	1,218,552	0	0%	0%
Joseph Mazzella	331,052	1.56%	0.44%	331,052	0	0%	0%
Mazzella Family Irrevocable Trust	407,031	1.91%	0.54%	407,031	0	0%	0%
Farhad Nanji	134,569	0.64%	0.18%	122,109	12,460	0.06%	0.02%
Mark Wiedman	54,556	0.26%	0.07%	54,556	0	0%	0%

*
Represents less than 1%.

(1)
Subject to the terms of the exchange agreement, Class A Units of PNMAC are exchangeable at any time and from time to time for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of Class A Units of PNMAC owned by PennyMac

  Financial Services, Inc. The number of shares of Class A common stock beneficially owned by each selling stockholder other than BlackRock, Farhad Nanji and Fidelity Investments Charitable Gift Fund consists entirely of the number of shares of Class A common stock issuable to such selling stockholder upon the exchange of Class A Units of PNMAC held by such selling stockholder as of March 12 2014 pursuant to the exchange agreement, assuming an exchange on a one-for-one basis. The number of shares of Class A common stock beneficially owned by BlackRock consists of the number of such shares issuable upon such an exchange of the number of Class A Units of PNMAC held by BlackRock as of March 12, 2014 plus 1,800,000 shares of Class A common stock held directly by BlackRock as a result of a prior exchange of Class A Units of PNMAC plus 512,631 shares of Class A common stock held directly by BlackRock as a result of purchases in the open market. The number of shares of Class A common stock beneficially owned by Farhad Nanji consists of the number of such shares issuable upon such an exchange of the number of Class A Units of PNMAC held by Farhad Nanji as of March 12, 2014 plus 12,460 shares of Class A common stock held directly by Farhad Nanji as a result of purchases in the open market. The number of shares of Class A common stock beneficially owned by Fidelity Investments Charitable Gift Fund consists entirely of shares of Class A common stock held directly as of March 12, 2014.

(2)
Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each holder of Class A Units of PNMAC other than us also holds one share of our Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As a holder exchanges Class A Units of PNMAC for shares of our Class A common stock pursuant to the exchange agreement, the voting power afforded to the holder by its share of Class B common stock will be automatically and correspondingly reduced. Total economic interest in PNMAC is calculated as the percentage of all outstanding Class A Units of PNMAC beneficially held by the stockholder, directly or indirectly through PennyMac Financial Services, Inc., assuming that each share of Class A common stock held is equivalent to one Class A Unit of PNMAC.

(3)
The number of shares of Class A common stock being offered by Fidelity Investments Charitable Gift Fund consists of all of the shares of Class A common stock held directly by Fidelity Investments Charitable Gift Fund as of March 12, 2014. 1,800,000 of the shares of Class A common stock being offered by BlackRock consist of shares of Class A common stock held directly by BlackRock. The remaining number of shares of Class A common stock being offered by BlackRock and the entire number of shares of Class A common stock being offered by each other selling stockholder consists of all of the shares of Class A common stock issuable to such selling stockholder upon the exchange of Class A Units of PNMAC held by such selling stockholder as of March 12, 2014 pursuant to the exchange agreement, assuming an exchange on a one-for-one basis.

LEGAL MATTERS

        The validity of the shares of Class A common stock offered hereby has been passed upon for us by Bingham McCutchen LLP, Costa Mesa, California.

EXPERTS

        The consolidated financial statements of PennyMac Financial Services, Inc., as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the recapitalization and reorganization). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 14, 2014; and

  •
  our Current Reports on Form 8-K filed with the SEC on January 1, 2014 (including Amendment No. 1 thereto, filed on March 21, 2014) and February 6, 2014.

        These documents may also be accessed on our website at www.IR.PennyMacFinancial.com. The information contained in, or accessible through, our website is not a part of this prospectus.

        We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents, by writing us at the following address: PennyMac Financial Services, Inc., 6101 Condor Drive, Moorpark, CA 93021 or by telephoning us at (818) 224-7442.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules, and amendments) under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares of Class A common stock to be sold in this offering, you should refer to the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement or other document are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, a copy of which has been filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement, or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement, or document.

        You may read and copy all or any portion of the registration statement or any annual, quarterly or special reports, proxy statements and other information that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Website (http://www.sec.gov).

5,554,545 Shares

PennyMac Financial Services, Inc.

Class A Common Stock

P  R  O  S  P  E  C  T  U  S    S  U  P  P  L  E  M  E   N  T

                        , 2014